SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-l2
Charter Communications, Inc.

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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August 2, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at the Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington on Tuesday, August 29, 2006 at 10:00 a.m. (Pacific Daylight Time).

All stockholders of record at the close of business on July 3, 2006 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the Hyatt Regency Bellevue for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Neil Smit
President and Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT
General Information about Voting and the Meeting
Proposal No. 1: Election of Class A/Class B Director
Election of Class B Directors
Report of the Compensation Committee
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Performance Graph
Certain Relationships and Related Transactions
Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm (Item 2 on Proxy Card)
Accounting Matters
Report of the Audit Committee
Section 16(a) Beneficial Ownership Reporting Requirement
Stockholder Proposals for 2007 Annual Meeting
Other Matters
Exhibit A

Charter Plaza
12405 Powerscourt Drive
St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
CHARTER COMMUNICATIONS, INC.

Date:	Tuesday, August 29, 2006
Time:	10:00 a.m. (Pacific Daylight Time)
Place:	The Hyatt Regency Bellevue 900 Bellevue Way NE Bellevue, Washington

Matters to be voted on:

1.	Election of twelve directors, as follows:

•	One Class A/Class B director; and

•	Eleven Class B directors.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2006.

3. Any other matters properly brought before the stockholders at the meeting.

By order of the Board of Directors,

Grier C. Raclin
Corporate Secretary

August 2, 2006

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Please vote your shares of Class A common stock by completing the enclosed proxy card and returning it to us in the envelope provided. This proxy statement was first mailed to stockholders on or about August 2, 2006.

General Information about Voting and the Meeting

What are you voting on at the meeting?

As a holder of Class A common stock, you are being asked to vote, together with the holder of Class B common stock, “FOR” the following:

•	election of Robert P. May as the one director to serve as the Class A/Class B director on the board of directors of the Company (the “Class A/Class B director”);

•	ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ended December 31, 2006.

Why are you voting on only one director?

There currently are a total of twelve members of the board of directors. Our Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder of the Class B common stock voting alone (the “Class B directors”), and that the remaining director (the Class A/Class B director) will be elected by the holders of the Class A and Class B common stock voting together.

Who has been nominated for election as a director at the annual meeting?

The board of directors has nominated the twelve current directors for re-election. As noted above, however, the holders of Class A shares will be voting for only one director. The Class A/Class B director nominee who has been nominated by the board of directors for election by vote of the Class A and Class B shares voting together at the annual meeting is Robert P. May.

The other eleven directors who have been nominated by the board of directors to serve as Class B directors are: Paul G. Allen, W. Lance Conn, Nathaniel A. Davis, Jonathan L. Dolgen, Rajive Johri, David C. Merritt, Marc B. Nathanson, Jo Allen Patton, Neil Smit, John H. Tory and Larry W. Wangberg.

Who can vote?

For all matters except the election of the eleven Class B directors, a total of 438,474,028 shares of Class A common stock, representing approximately 11.4% of the total voting power of all of our issued and outstanding common stock, and 50,000 shares of Class B common stock, representing approximately 88.6% of the total voting power of all our issued and outstanding common stock, are entitled to vote. Each holder of Class A common stock is entitled to one vote per share. Each holder of Class B common stock is entitled to ten votes per share plus ten votes per share of Class B common stock for which membership units in Charter Communications Holding Company, LLC held by Mr. Allen and his affiliates are exchangeable. Accordingly, each outstanding share of Class B common stock was entitled to 67,836.4 votes at July 3, 2006.

You can vote your Class A shares if our records show that you owned the shares at the close of business on July 3, 2006 (the “Record Date”). The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

You will not have a vote in the election of the Class B directors. Mr. Allen, the sole holder of Class B shares, will be the only stockholder voting in that election.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the combined voting power of the Class A and Class B common stock as of the Record Date either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Based on the voting power of the Class A and Class B common stock, the presence or absence of Mr. Allen at the meeting (in person or by proxy) will determine if a quorum is present.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

What is the vote required for the proposals on the agenda?

A plurality of Class A and Class B votes cast, voting together as a single class, is required for the election of the Class A/Class B director. The affirmative vote of the holders of a majority of Class A and Class B shares present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required for ratification of the appointment of KPMG as our independent registered public accounting firm.

Under our Certificate of Incorporation and Bylaws, for purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominee receiving fewer votes, but will have no effect on the outcome of the vote since only a plurality is needed to elect the directors.

A stockholder may vote to “abstain” on the ratification of the appointment of KPMG as our independent registered public accounting firm and the other proposals which may properly come before the annual meeting. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have no effect on the outcome of the election of directors, but will have the effect of a vote against the ratification of the appointment of KPMG as our independent registered public accounting firm. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.

We have been advised by Mr. Allen, the sole holder of Class B shares, that he intends to vote “FOR” all of the twelve nominees identified above, including the Class A/Class B director nominee, which would result in the election of the Class A/Class B nominee. We have also been advised by Mr. Allen, that he intends to vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm, which would result in the approval of the proposals.

What are my choices in the proposals on the agenda?

You can vote your shares “FOR,” or you can withhold your vote for, the Class A/Class B director nominee, Robert P. May. On the proposal not involving the election of directors, you can (1) vote for the proposal, (2) vote against the proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” the named Class A/Class B director nominee or his substitute and “FOR” ratification of KPMG as our independent registered public accounting firm.

Can I vote via the Internet?

Stockholders with shares registered in their names with Mellon Investor Services LLC, our transfer agent, may authorize a proxy via the Internet at the following address: http://www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on August 28, 2006. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. On such other business as may properly come before the meeting, your shares will be voted in the discretion of the proxy holder.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee, you should return your proxy in the envelope provided by such broker, bank or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

If you wish to attend the annual meeting and vote your shares in person, you should obtain the documents required to vote your shares in person at the annual meeting from your broker, bank or other nominee.

Who is soliciting my vote?

The board of directors is soliciting your vote.

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A/Class B Director
(Item 1 on Proxy Card)

The Company currently has twelve directors, each of whom is elected on an annual basis. The Company’s Certificate of Incorporation and Bylaws provide that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and Class B common stock, voting together, elect one director (the Class A/Class B director). This election of one Class A/Class B director by the holders of Class A and Class B common stock voting together is scheduled to take place at the annual meeting of stockholders. The board of directors is soliciting your vote for the Class A/Class B director to be elected at the annual meeting of stockholders. Once elected, the Class A/Class B director will hold office until his or her successor is elected, which we expect to occur at next year’s annual meeting of stockholders. You do not have a vote, and your vote is not being solicited, with respect to the election of the eleven Class B directors who will be elected at the meeting.

Nominations.  Robert P. May has been nominated for election as the Class A/Class B director. Although we do not know of any reason why Mr. May might not be able to serve, the board of directors will propose a substitute nominee to serve if Mr. May is not available for election for any reason.

By virtue of Mr. Allen’s control of approximately 90.0% of the voting power of the Company as of the Record Date, the Company is a “controlled company” under NASDAQ rule 4350(c)(5). As such, the Company is not subject to requirements that a majority of our directors be “independent” (as defined in NASDAQ’s rules) or that there be a nominating committee of the board, responsible for nominating director candidates. The Company does not have a nominating committee. Candidates for director are nominated by the board of directors, based on the recommendation of one or more of our directors. Given the significance of Mr. Allen’s investment in the Company and the high caliber of the individuals who have been recruited to serve on our board of directors, we believe that the Company’s nomination process is appropriate. Criteria and qualifications for new board members considered by the Company’s directors include a high level of integrity and ability, industry experience or knowledge, and operating company experience as a member of senior management (operational or financial). In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (but at least 120 days before the date of the proxy statement for the prior year’s annual meeting of stockholders) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals with whom none of the current board members personally know.

General Information about the Class A/Class B Director Nominee

Robert P. May is the director nominee proposed for election by the holders of the Company’s Class A and Class B common stock. Mr. May has agreed to be named in this proxy statement and to serve as a director if elected.

Robert P. May, 57, was elected to Charter’s board of directors in October 2004 and was Charter’s Interim President and Chief Executive Officer from January until August 2005. Mr. May was named Chief Executive Officer and a director of Calpine Corporation, a power company, in December 2005. Calpine filed for Chapter 11 bankruptcy reorganization in December 2005. He served on the board of directors of HealthSouth Corporation, a national provider of healthcare services, from October 2002 until October 2005, and was its Chairman from July

2004 until October 2005. Mr. May also served as HealthSouth Corporation’s Interim Chief Executive Officer from March 2003 until May 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. Since March 2001, Mr. May has been a private investor and principal of RPM Systems, which provides strategic business consulting services. From March 1999 to March 2001, Mr. May served on the board of directors and was Chief Executive of PNV Inc., a national telecommunications company. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the board of directors of Cablevision Systems Corporation from October 1996 to February 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. He is a member of Deutsche Bank of Americas Advisory Board. Mr. May was educated at Curry College and Boston College and attended Harvard Business School’s Program for Management Development.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A/CLASS B DIRECTOR NOMINEE.

Election of Class B Directors

Information about the Class B Director Nominees

The following information concerns the eleven individuals who have been nominated by the board of directors for election by the Class B holder, voting as a separate class. Each of the following individuals currently serves as a Class B director.

Paul G. Allen, 53, has been Chairman of Charter’s board of directors since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, Charter) since December 1998. Mr. Allen co-founded Microsoft Corporation with Bill Gates in 1976 and remained the company’s chief technologist until he left Microsoft Corporation in 1983. Mr. Allen is the founder and chairman of Vulcan Inc., a multibillion dollar investment portfolio that includes large stakes in DreamWorks Animation SKG, Digeo, Oxygen Media, real estate and more than 40 other technology, media and content companies. In 2004, Mr. Allen funded SpaceShipOne, the first privately-funded effort to successfully put a civilian in suborbital space and winner of the Ansari X-Prize competition. Mr. Allen also owns the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III Inc., numerous privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.

W. Lance Conn, 38, was elected to the board of directors of Charter in September 2004. Since July 2004, Mr. Conn has served as Executive Vice President, Investment Management for Vulcan Inc., the investment and project management company that oversees a diverse multi-billion dollar portfolio of investments by Paul G. Allen. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From 1997 to 2000, Mr. Conn served in various senior business development roles at America Online. In 2000, Mr. Conn began supervising all of America Online’s European investments, alliances and business initiatives. In 2002, he became Senior Vice President of America Online U.S. where he led a company-wide effort to restructure and optimize America Online’s operations. From September 1994 until February 1996, Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and an A.B. degree in history from Princeton University.

Nathaniel A. Davis, 52, was elected to the board of directors of Charter on August 23, 2005. In July 2006, Mr. Davis became President and Chief Operating Officer of XM Satellite Radio Holdings, Inc. where he is also a director. Prior to that, from June 2003 until July 2006, Mr. Davis was Managing Director and owner of RANND Advisory Group, a technology consulting group, which advises venture capital, telecom and other technology related firms. From January 2000 through May of 2003, he was President and Chief Operating Officer of XO Communication, Inc. XO Communications filed a petition to reorganize under Chapter 11 of the Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999 he was Executive Vice President, Network and Technical Services of Nextel Communications, Inc. Prior to that, he worked for MCI Communications from 1982 until 1998 in a number of positions, including as Chief Financial Officer of MCIT from November 1996 until October 1998. Previously, Mr. Davis served in a variety of roles that include Senior Vice President of Network Operations, Chief Operating Officer of MCImetro, Senior Vice President of Finance and Vice President of Systems Development. Mr. Davis holds a B.S. degree from Stevens Institute of Technology, an M.S. degree from Moore School of Engineering and an M.B.A. degree from the Wharton School at the University of Pennsylvania. He is a member of the board of Mutual of America Capital Management Corporation.

Jonathan L. Dolgen, 61, was elected to the board of directors of Charter in October 2004. Since July 2004, Mr. Dolgen has also been a Senior Advisor to Viacom Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the Chief Executive Officer of Old Viacom, or others designated by him, on an as requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. Since the separation of Old Viacom, Mr. Dolgen provides advisory services to the Chief Executive Officer of New Viacom, or others designated by him, on an as requested basis. Since July 2004, Mr. Dolgen has been a private investor and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, a private start-up entity that seeks investment and other opportunities primarily in the media sector and seeks to provide consulting services. Mr. Dolgen is also a member of the board of directors of Expedia, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition businesses became part of New Viacom’s businesses, and the remainder of Old Viacom’s businesses overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976, and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.

Rajive Johri, 56, was elected to the board of directors of Charter on April 18, 2006. Since June 2006, Mr. Johri has served as President and Director of First National Bank of Omaha. From September 2005 to June 2006, he served as President of the First National Credit Cards Center for First National Bank of Omaha. From August 2004 to September 2005, he served as Executive Consultant for Park Li Group in New York, NY. Prior to that, Mr. Johri served as Executive Vice President, Marketing for J.P. Morgan Chase Bank from September 1999 until August 2004. From 1985 to 1999, Mr. Johri was employed by Citibank N.A. in a number of management positions. Mr. Johri is a director for First National Bank of Nebraska and Chairman of InfiCorp/InfiBank. Mr. Johri received a bachelor’s of technology degree in Mechanical Engineering from Indian Institute of Technology in New Delhi, India and a M.B.A. degree in Marketing and Finance from Indian Institute of Management in Calcutta, India.

David C. Merritt, 52, was elected to the board of directors of Charter in July 2003, and was also appointed as Chairman of Charter’s Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provided financial advisory services to the entertainment and media industries from January 2001 through April 2003. From July 1999 to November 2000, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and new media. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. In December 2003, he became a director of Outdoor Channel Holdings, Inc. and serves as Chairman of its audit committee. Mr. Merritt joined KPMG in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt was an audit and consulting partner of KPMG for 14 years. In February 2006, Mr. Merritt became a director of Calpine Corporation. Mr. Merritt holds a B.S. degree in business and accounting from California State University — Northridge.

Marc B. Nathanson, 61, has been a director of Charter since January 2000 and serves as Vice Chairman of Charter’s board of directors, a non-executive position. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman. Mr. Nathanson holds a B.A. degree in mass communications from the University of Denver and a M.A. degree in political science from University of California/ Santa Barbara.

Jo Allen Patton, 48, has been a director of Charter since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time she has served as an officer and director of many affiliates of Mr. Allen, including her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operated the Seattle Seahawks NFL stadium, and serves as

Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.

Neil Smit, 47, was elected a director and President and Chief Executive Officer of Charter on August 22, 2005. He had previously worked at Time Warner, Inc. since 2000, most recently serving as the President of Time Warner’s America Online Access Business. He also served at America Online (“AOL”) as Executive Vice President, Member Development, Senior Vice President of AOL’s product and programming team, Chief Operating Officer of AOL Local and Chief Operating Officer of MapQuest. Prior to that he was a Regional President with Nabisco and was with Pillsbury in a number of management positions. Mr. Smit has a B.S. degree from Duke University and a M.S. degree with a focus in international business from Tufts University’s Fletcher School of Law and Diplomacy.

John H. Tory, 52, has been a director of Charter since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, from 1999 until 2003. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of directors of Rogers Telecommunications Limited and Cara Operations Limited and is Chairman of Cara Operations’ Audit Committee. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School. Effective September 18, 2004, Mr. Tory was elected Leader of the Ontario Progressive Conservative Party. On March 17, 2005, he was elected a Member of the Provincial Parliament and on March 29, 2005, became the Leader of Her Majesty’s Loyal Opposition.

Larry W. Wangberg, 64, has been a director of Charter since January 2002. Since July 2002, Mr. Wangberg has been an independent business consultant. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Mr. Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV L.L.C. was sold to an unrelated party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of Autodesk Inc. and ADC Telecommunications, Inc. Mr. Wangberg holds a B.S. degree in mechanical engineering and a M.S. degree in industrial engineering, both from the University of Minnesota.

Board of Directors

Our board of directors meets regularly throughout the year on a set schedule. The board also holds special meetings and acts by written consent from time to time as necessary. Meetings of the independent members of the board are scheduled from time to time. Management is not present at these meetings. Each of the directors then serving attended last year’s annual meeting of stockholders, and members of the board of directors are encouraged to attend the annual meeting each year. In 2005, the full board of directors held fifteen meetings and acted five times by written consent. No incumbent director attended fewer than 75% of the total number of meetings of the board and of committees on which he or she served.

The board of directors has determined that all of the members of the Audit Committee are independent directors, as required by the NASDAQ Global Market listing standards. The remaining director independence NASDAQ requirements do not apply to the Company, as it is a “Controlled Company” under the NASDAQ listing standards by virtue of Mr. Allen’s control of more than 50% of the voting power.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.
Charter Plaza
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

Committees of the Board

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The following are the committees of the board of directors: Audit Committee, Finance Committee, Compensation and Benefits Committee, Executive Committee, Corporate Governance Committee, Special Committee and Strategic Planning Committee.

Charter’s Audit Committee, which has a written charter approved by the board, consists of Nathaniel Davis, Rajive Johri and David Merritt, all of whom were determined by the board of directors to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Market. The Company’s board of directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. The Audit Committee held eight meetings in 2005.

The Compensation and Benefits Committee reviews and approves the Company’s compensation of the senior management of the Company and its subsidiaries. At the beginning of 2005, the Committee was comprised of Messrs. Allen, Merritt, Nathanson and Charles Lillis. Mr. Lillis resigned from the board in March 2005. Mr. May was appointed to the Committee in August 2005, after his service as Interim President and Chief Executive Officer of the Company. The Compensation and Benefits Committee met seven times in 2005 and executed two unanimous consents in lieu of a meeting.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of any financing transactions in consultation with the Company’s legal and financial advisors. The Finance Committee in 2005 consisted of Messrs. Allen and Merritt. The Finance Committee met ten times in 2005.

The Executive Committee may act in place of the full board of directors and exercise such powers of the full board as the board may delegate to the Executive Committee from time to time. The Executive Committee consisted of directors Messrs. Allen, May and Nathanson until Mr. May resigned as interim CEO in August 2005 and Mr. Smit was elected to the Committee. The Executive Committee meets on an informal basis and did not meet in 2005.

The Strategic Planning Committee was formed in 2004 to focus on operational improvement. The Committee’s purpose is to assist the board in the oversight and development of the strategic planning process. Messrs. Conn, May, Nathanson, Smit and Ms. Patton are Committee members. The Strategic Planning Committee met three times in 2005.

The Corporate Governance Committee was formed in April 2006 to develop and recommend to the board corporate governance guidelines and to perform a leadership role in shaping the Company’s corporate governance. The Committee consists of Messrs. Conn, Davis and May.

A Special Committee was formed in 2003 to address a dispute with Mr. Allen over the ownership of membership interests of our subsidiary CC VIII, LLC. That Special Committee consisted of Messrs. Merritt, Wangberg and Tory. The Committee agreed to settle the dispute in October 2005. The Special Committee met eighteen times in 2005.

Director Compensation

Each non-employee member of Charter’s board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after the date of grant, with a value on the date of grant of $50,000. In addition, Charter’s Audit Committee chair received $25,000 per year, and the chair of each other committee receives $10,000 per year. Prior to February 22, 2005, all committee members also received $1,000 for attendance at each committee meeting. Beginning on February 22, 2005, each director also receives $1,000 for telephonic attendance at each meeting of the full board and $2,000 for in-person attendance. Each director of Charter is entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings. Vulcan has informed us that, in accordance with its internal policy, Mr. Conn turns over to Vulcan all cash compensation he receives for his participation on Charter’s board of directors or committees thereof. Directors who were employees did not receive additional compensation in 2004 or 2005. Messrs. Vogel and Smit, who were Charter’s President and Chief Executive Officer in 2005, were the only directors who were also employees during 2005. Mr. May, who was our Interim President and Chief Executive Officer from January 2005 until August 2005, was not an employee. However, he received fees and a bonus pursuant to an agreement. See “Employment Arrangements and Related Agreements.” Charter’s Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties on behalf of Charter or its subsidiaries. In addition, we have been informed by Vulcan that the bylaws of Vulcan, Inc. also provide that Ms. Patton and Messrs. Allen and Conn are entitled to similar indemnification in connection with their service on our board of directors.

Executive Officers

Our executive officers, listed below, are elected by the board of directors annually following the Annual Meeting of Stockholders, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position

Paul G. Allen	Chairman of the Board of Directors
Neil Smit	President and Chief Executive Officer
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Jeffrey T. Fisher	Executive Vice President and Chief Financial Officer
Grier C. Raclin	Executive Vice President, General Counsel and Corporate Secretary
Marwan Fawaz	Executive Vice President and Chief Technical Officer
Robert A. Quigley	Executive Vice President and Chief Marketing Officer
Sue Ann R. Hamilton	Executive Vice President, Programming
Lynne F. Ramsey	Senior Vice President, Human Resources
Kevin D. Howard	Vice President and Chief Accounting Officer

Information regarding our executive officers who do not serve as directors is set forth below.

Michael J. Lovett, 45, Executive Vice President and Chief Operating Officer.  Mr. Lovett was promoted to his current position in April 2005. Prior to that he served as Executive Vice President, Operations and Customer Care from September 2004 through March 2005, and as Senior Vice President, Midwest Division Operations and as Senior Vice President of Operations Support, since joining Charter in August 2003 until September 2004. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware and software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice

President of Operations for OneSecure, Inc., a startup company delivering management/monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Corporation where he held a number of positions. Mr. Lovett serves on the board of directors for Conversant Communications and Digeo, Inc.

Jeffrey T. Fisher, 44, Executive Vice President and Chief Financial Officer.  Mr. Fisher was appointed to the position of Executive Vice President and Chief Financial Officer, effective February 6, 2006. Prior to joining Charter, Mr. Fisher was employed by Delta Airlines, Inc. from 1998 to 2006 in a number of positions including Senior Vice President — Restructuring from September 2005 until January 2006, President and General Manager of Delta Connection, Inc. from January to September 2005, Chief Financial Officer of Delta Connection from 2001 until January 2005, Vice President of Finance, Marketing and Sales Controller of Delta Airlines in 2001 and Vice President of Financial Planning and Analysis of Delta Airlines from 2000 to 2001. Delta Airlines filed a petition under Chapter 11 of the Bankruptcy Code on September 14, 2005. Mr. Fisher received a B.B.M. degree from Embry Riddle University and a M.B.A. degree in International Finance from University of Texas in Arlington, Texas.

Grier C. Raclin, 53, Executive Vice President, General Counsel and Corporate Secretary.  Mr. Raclin joined Charter in his current position in October 2005. Prior to joining Charter, Mr. Raclin had served as the Chief Legal Officer and Corporate Secretary of Savvis Communications Corporation from January 2003 until October 2005. Prior to joining Savvis, Mr. Raclin served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary from 2000 to 2002 and as Senior Vice President of Corporate Affairs, General Counsel and Corporate Secretary from 1997 to 2000 of Global TeleSystems Inc. (“GTS”). In 2001, GTS filed, in pre-arranged proceedings, a petition for “surseance” (moratorium), offering a composition, in The Netherlands and a petition under Chapter 11 of the United States Bankruptcy Code, both in connection with the sale of the company to KPNQwest. Prior to joining GTS, Mr. Raclin was Vice-Chairman and a Managing Partner of Gardner, Carton and Douglas in Washington, D.C. Mr. Raclin earned a J.D. degree from Northwestern University Law School, where he served on the Editorial Board of the Northwestern University Law School Law Review, attended business school at the University of Chicago Executive Program and earned a B.S. degree from Northwestern University, where he was a member of Phi Beta Kappa.

Marwan Fawaz, 43, Executive Vice President and Chief Technical Officer.  Mr. Fawaz joined Charter in his current position on August 1, 2006. Prior to that, he served as Senior Vice President and Chief Technical Officer for Adelphia Communications Corporation (“Adelphia”) from March 2003 until July 2006. Adelphia filed a petition under Chapter 11 of the Bankruptcy Code in June 2002. From May 2002 to March 2003, he served as Investment Specialist/Technology Analyst for Vulcan, Inc. Mr. Fawaz served as Regional Vice President of Operations for the Northwest Region for Charter from July 2001 to March 2002. From July 2000 to Dec 2000, he served as Chief Technology Officer for Infinity Broadband. He served as Vice President — Engineering and Operations at MediaOne, Inc. from January 1996 to June 2000. Mr. Fawaz received a B.S. degree in electrical engineering and a M.S. in electrical/communication-engineering from California State University — Long Beach.

Robert A. Quigley, 62, Executive Vice President and Chief Marketing Officer.  Mr. Quigley joined Charter in his current position in December 2005. Prior to joining Charter, Mr. Quigley was President and CEO at Quigley Consulting Group, LLC, a private consulting group, from April 2005 to December 2005. From March 2004 to March 2005, he was Executive Vice President of Sales and Marketing at Cardean Education Group (formerly UNext com LLC), a private online education company. From February 2000 to March 2004, Mr. Quigley was Executive Vice President of America Online and Chief Operating Officer of its Consumer Marketing division. Prior to America Online, he was owner, President and CEO of Wordsquare Publishing Co. from July 1994 to February 2000. Mr. Quigley is a graduate of Wesleyan University with a B.A. degree in history and is a member of the Direct Marketing Association board of directors.

Sue Ann R. Hamilton, 45, Executive Vice President, Programming.  Ms. Hamilton joined Charter as Senior Vice President of Programming in March 2003 and was promoted to her current position in April 2005. From March 1999 to November 2002, Ms. Hamilton served as Vice President of Programming for AT&T Broadband, L.L.C. Prior to that, from October 1993 to March 1999, Ms. Hamilton held numerous management positions at AT&T

Broadband, L.L.C. and Tele-Communications, Inc. (TCI), which was acquired by AT&T Broadband, L.L.C. in 1999. Prior to her cable television career with TCI, she was a partner with Kirkland & Ellis representing domestic and international clients in complex commercial transactions and securities matters. A magna cum laude graduate of Carleton College in Northfield, Minnesota, Ms. Hamilton received a J.D. degree from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.

Lynne F. Ramsey, 48, Senior Vice President, Human Resources.  Ms. Ramsey joined Charter’s Human Resources group in March 2001, serving as Corporate Vice President, Human Resources and was promoted to Senior Vice President in July 2004. Before joining Charter, Ms. Ramsey was Executive Vice President of Human Resources for Broadband Infrastructure Group from March 2000 through November 2000. From 1994 to 1999, Ms. Ramsey served as Senior Vice President of Human Resources for Firstar Bank, previously Mercantile Bank of St. Louis. She served as Vice President of Human Resources for United Postal Savings, where she worked from 1982 through 1994, at which time it was acquired by Mercantile Bank of St. Louis. Ms. Ramsey received a bachelor’s degree in Education from Maryville College and a master’s degree in Human Resources Management from Washington University in St. Louis.

Kevin D. Howard, 37, Vice President and Chief Accounting Officer.  Mr. Howard was promoted to his current position in April 2006. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he held a number of positions in the audit division prior to leaving in April 2002. Mr. Howard received a B.S.B.A. degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant, certified managerial accountant and certified in financial management.

Report of the Compensation Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

The Compensation and Benefits Committee of the board of directors (the “Compensation Committee”) is responsible for overseeing the overall compensation structure, policies and programs, assessing whether the Company’s compensation structure establishes appropriate compensation and incentives for executive management and employees of the Company and its subsidiaries and overseeing the administration and plan documents of the Company’s 401(k) and supplemental deferred compensation plans. At the beginning of 2005, Mr. Lillis and Mr. Merritt served as the Option Plan Committee which administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan. The Compensation Committee consisted of Messrs. Allen, Lillis and Nathanson. The Option Plan Committee and the Compensation Committee merged in February 2005 and the committee then consisted of Messrs. Allen, Merritt and Nathanson. Mr. May joined the committee in August 2005. The Compensation Committee is currently comprised of Messrs. Allen, May, Merritt and Nathanson, with Mr. Nathanson serving as chairman. We use the services of an independent compensation consultant, hired at the discretion of the Compensation Committee, to assist us in carrying out our responsibilities and duties.

Compensation Philosophy

The Compensation Committee believes that attracting and retaining well-qualified executives is crucial to the Company’s success. The Compensation Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the cable, telecommunications, and other related industries. This compensation consists of a base salary, an annual cash bonus, and long-term stock-based incentives. The annual cash bonus and long-term stock-based incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short- and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, specifically dependent upon the financial performance of the Company over the relevant periods. This rewards executives for performance that enhances the Company’s financial strength and shareholder value.

CEO Compensation

Mr. Smit serves as President and Chief Executive Officer, pursuant to an Employment Agreement that provides for a term ending December 31, 2008 (subject to a two-year extension), a base salary of $1,200,000 for the first three years, and thereafter $1,440,000 for the remainder of the term, and a minimum bonus for 2005 (only) of $1,200,000. Mr. Smit’s Employment Agreement also provides that he shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect to each calendar year that ends during the Employment Agreement, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be established by the Compensation Committee no later than 90 days after the commencement of such calendar year. Mr. Smit’s Annual Bonus for a calendar year shall equal 125% of his annualized year-end salary for that year if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved. Greater or lesser amounts (including zero) may be paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it established the targets and performance criteria for that year), and a maximum bonus may be paid no greater than 200% of his annualized year-end salary. Performance criteria shall not include the Company’s stock trading price; however, performance criteria may include revenue, average revenue per unit, revenue generating units, operating cash flow, new product growth, operational improvements, and/or such other metrics as the Compensation Committee shall determine.

Annual Cash Bonuses

The Company’s 2005 annual cash bonus program was tied to performance targets (primarily short-term financial performance goals) reflected in the Company’s business plans for the fiscal year. Executive officer bonus payments are generally targeted for between 50-125% of base salary if performance goals are achieved, and could reach 150% of that amount (200% in the case of Mr. Smit) if the goals are exceeded. Our final determination takes into consideration the recommendations of our President and Chief Executive Officer. The 2005 bonus plan established targets for revenue, operating cash flow, achieving efficiencies in capital expenditures, and customer satisfaction. Based on the results of the performance targets, bonus payments for 2005 were less than the targeted amounts.

The Company’s annual cash bonus program for 2006 has also established targets for revenue, operating cash flow, achieving efficiencies in capital expenditures and customer satisfaction. Bonus payments for executive officers are again generally targeted for between 50-125% of base salary and could reach 170% of the targeted amount if the goals are exceeded.

The Compensation Committee also authorized an Excellence Award for Officers designed as a special one-time plan to augment the 2005 cash bonus program. Bonus payments for the Excellence Award for Officers were targeted at 50% of a participants’ targeted bonus, and payments were achieved only in the event all established targets in the annual cash bonus program were achieved or exceeded. Since the 2005 performance targets were not all achieved, no Excellence Award payouts were made. The Excellence Award for Officers was not extended in 2006.

Stock-Based Incentives

The Compensation Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued diligence, and helps align their interests with those of the Company’s stockholders. To facilitate these objectives in 2005, stock options were granted to certain executives (as well as other employees) pursuant to the Long-Term Incentive Program.

The program is directed to the Company’s key managers, which currently total approximately 600 individuals. Under the program, eligible individuals receive annual grants consistent with their position level and the Company remaining within a required pre-approved run rate (the total number of shares granted to employees as a percentage of total outstanding shares). The grant levels are established with the assistance of our consultant based on periodic market surveys of executive and management compensation packages of comparable companies. In 2005, approximately 65% of the annual awards were given in the form of stock options and 35% were in the form of performance units. One-fourth of the stock options vest on each of the first four anniversaries of the grant date. Performance units in the 2005 grant were tied to the achievement of certain revenue growth and unlevered free cash flow growth targets for 2005, with a conversion to shares of Class A common stock after three calendar years of continuous employment. In February 2006, Charter’s Compensation Committee approved achievement of the financial performance measures required for the 2005 performance shares to vest at a level of 86.25%. Management believes that approximately 2.5 million of the performance shares are likely to vest.

The 2006 grant levels for plan participants continue to be based on position level in addition to the Company’s requirement to remain within a pre-approved run rate (the total number of shares granted to employees as a percentage of total outstanding shares). Consistent with our strategy to place more emphasis on the Company’s performance, approximately 70% of the awards were delivered in the form of performance units and 30% in the form of stock options. Performance units in the 2006 grant are again tied to the achievement of certain revenue growth and unlevered free cash flow growth targets for 2006 (the performance term), with a conversion to shares of Class A common stock after three calendar years if certain 2006 targets are achieved. This stock-based compensation approach blends two components intended to align executive incentives with value creation. The earning of the performance units is directly tied to specific financial metrics that we believe will drive the value of the Company. The value of the options is tied to the trading price of the stock and thus tied to stockholder value. In addition, by limiting the group of eligible participants to key managers and executives, we target the group of employees who can best influence results, while cost effectively producing the intended incentive and retention effect.

2005 Executive Cash Award Plan

In June 2005, the Company adopted the 2005 Executive Cash Award Plan (the “Plan”), to provide additional incentive to, and retain the services of, certain officers of the Company and its subsidiaries, and to reward the highest level of individual performance and contribute to the success of the Company. Eligible participants are employees of the Company or any of its subsidiaries who have been recommended by the CEO and designated and approved as Plan participants by the Compensation Committee of the Company’s board of directors. At the time the

Plan was adopted, the interim CEO recommended and the Compensation Committee designated and approved as Plan participants the permanent President and Chief Executive Officer position (when filled), Executive Vice President positions and selected Senior Vice President positions.

The Plan provides that each participant be granted an award which represents an opportunity to receive cash payments in accordance with the Plan. An award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of Plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the Plan award balance at the end of 2007 and 100% of the Plan award balance at the end of 2009. Participants will be entitled to receive payment of the vested portion of the award if the participant remains employed by the Company continuously from the date of participant’s initial participation through the end of the calendar year in which his or her award becomes vested, subject to payment of pro-rated award balances to a participant who terminates due to death or disability or in the event the Company elects to terminate the Plan.

A participant’s eligibility for, and right to receive, any payment under the Plan (except in the case of intervening death) is conditioned upon the participant first executing and delivering to the Company an agreement releasing and giving up all claims that participant may have against the Company and related parties arising out of or based upon any facts or conduct occurring prior to the payment date. The agreement contains additional restrictions on post-employment use of confidential information, non-competition and non- solicitation and recruitment of customers and employees.

In April 2006, the Plan was revised to accommodate new participants who become eligible for the Plan beginning in April 2006 through December 2006. For those new participants, an award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of eligibility approval or hire in 2006 and 20% of participant’s base salary in each year 2007 through 2010, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the Plan award balance at the end of 2008 and 100% of the Plan award balance at the end of 2010. All other terms and conditions remain the same.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the four other most highly compensated executive officers of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.”

While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our 2001 Stock Incentive plan are subject to the approval of the Compensation Committee. The grants qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions.

Outright grants of restricted stock and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap.

PAUL G. ALLEN
DAVID C. MERRITT
MARC B. NATHANSON
ROBERT P. MAY

Executive Compensation

Compensation Committee Interlocks and Insider Participation

At the beginning of 2005, Mr. Lillis and Mr. Merritt served as the Option Plan Committee which administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan and the Compensation Committee consisted of Messrs. Allen, Lillis and Nathanson. The Option Plan Committee and the Compensation Committee merged in February 2005 and the Committee then consisted of Messrs. Allen, Merritt and Nathanson. Mr. May joined the Committee in August 2005. The Compensation and Benefits Committee is currently comprised of Messrs. Allen, May, Merritt and Nathanson.

No member of Charter’s Compensation Committee or its Option Plan Committee was an officer or employee of Charter or any of its subsidiaries during 2005, except for Mr. Allen who served as a non-employee Chairman of the Board and Mr. May who served in a non-employee capacity as Interim President and Chief Executive Officer from January 2005 until August 2005. Mr. May joined the Compensation Committee in August 2005 after his service as Interim President and Chief Executive Officer. Also, Mr. Nathanson was an officer of certain subsidiaries of Charter prior to their acquisition by Charter in 1999 and held the title of Vice Chairman of Charter’s board of directors, a non-executive, non-salaried position in 2005. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employs Mr. Conn and Ms. Patton as executive officers. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of Charter’s directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between Charter and members of the Compensation Committee are more fully described in “— Director Compensation” and in “Certain Relationships and Related Transactions — Other Miscellaneous Relationships.”

During 2005, (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors, Compensation Committee or Option Plan Committee and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee or Option Plan Committee, except for Carl Vogel who served as a director of Digeo, Inc., an entity of which Paul Allen is a director and by virtue of his position as Chairman of the board of directors of Digeo, Inc. is also a non-employee executive officer. Mr. Lovett was appointed a director of Digeo, Inc. in December 2005.

Code of Ethics

We have adopted a Code of Conduct that constitutes a Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Code of Conduct, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Code of Conduct. A copy of our Code of Conduct is available on our website at www.charter.com.

Summary Compensation Table

The following table sets forth information as of December 31, 2005 regarding the compensation of those executive officers listed below for services rendered for the fiscal years ended December 31, 2003, 2004 and 2005. These officers consist of the three individuals who served as Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 2005.

							Long-Term
		Annual Compensation					Compensation Award
	Year				Other Annual		Restricted		Securities	All Other
Name and	Ended				Compensation		Stock		Underlying	Compensation
Principal Position	Dec. 31	Salary($)	Bonus($)		($)		Awards($)		Options(#)	($)(1)

Neil Smit(2)	2005	415,385	1,200,000	(9)	—		3,278,500	(21)	3,333,333	23,236	(28)
President and Chief	2004	—	—		—		—		—	—
Executive Officer	2003	—	—		—		—		—	—
Robert P. May(3)	2005	—	839,000	(10)	1,360,239	(16)	180,000	(22)	—	—
Former Interim President and	2004	—	—		10,000	(16)	50,000	(22)	—	—
Chief Executive Officer	2003	—	—		—		—		—	—
Carl E. Vogel(4)	2005	115,385	—		1,428	(17)	—		—	1,697,451	(29)
Former President and Chief	2004	1,038,462	500,000	(11)	38,977	(17)	4,729,400	(23)	580,000	3,239
Executive Officer	2003	1,000,000	150,000	(12)	40,345	(17)	—		750,000	3,239
Michael J. Lovett(5)	2005	516,153	377,200		14,898	(18)	265,980	(24)	216,000	59,013	(30)
Executive Vice President and	2004	291,346	241,888		7,797	(18)	355,710	(24)	172,000	6,994
Chief Operating Officer	2003	81,731	60,000		2,400	(18)	—		100,000	1,592
Paul E. Martin(6)	2005	350,950	299,017	(13)	—		52,650	(25)	83,700	7,047
Senior Vice President,	2004	193,173	25,000	(13)	—		269,100	(25)	77,500	6,530
Interim Chief Financial	2003	167,308	14,000		—		—		—	4,048
Officer, Principal Accounting Officer and Corporate Controller
Wayne H. Davis(7)	2005	409,615	184,500		—		108,810	(26)	145,800	3,527
Executive Vice President and	2004	269,231	61,370	(14)	—		435,635	(26)	135,000	2,278
Chief Technical Officer	2003	212,885	47,500		581	(19)	—		225,000	436
Sue Ann R. Hamilton(8)	2005	362,700	152,438		—		107,838	(27)	145,000	6,351
Executive Vice President	2004	346,000	13,045		—		245,575	(27)	90,000	3,996
Programming	2003	225,000	231,250	(15)	4,444	(20)	—		200,000	1,710

(1)	Except as noted in notes 28 through 30 below respectively, these amounts consist of matching contributions under our 401(k) plan, premiums for supplemental life insurance available to executives, and long-term disability available to executives.

(2)	Mr. Smit joined Charter on August 22, 2005 in his current position.

(3)	Mr. May served as Interim President and Chief Executive Officer from January 2005 through August 2005.

(4)	Mr. Vogel resigned from all of his positions with Charter and its subsidiaries on January 17, 2005.

(5)	Mr. Lovett joined Charter in August 2003 and was promoted to his current position in April 2005.

(6)	Mr. Martin resigned from all of his positions with Charter and its subsidiaries on April 3, 2006.

(7)	Mr. Davis resigned from all of his positions with Charter and its subsidiaries on March 23, 2006.

(8)	Ms. Hamilton joined Charter in March 2003 and was promoted to her current position in April 2005.

(9)	Pursuant to his employment agreement, Mr. Smit received a $1,200,000 bonus for 2005.

(10)	This bonus was paid pursuant to Mr. May’s Executive Services Agreement. See “Employment Arrangements and Related Agreements.”

(11)	Mr. Vogel’s 2004 bonus was a mid-year discretionary bonus.

(12)	Mr. Vogel’s 2003 bonus was determined in accordance with the terms of his employment agreement.

(13)	Includes (i) for 2005, Mr. Martin’s bonus included a guarantee bonus of $50,000 for Mr. Martin’s services as Interim Co-Chief Financial Officer and a discretionary bonus of $50,000 and (ii) for 2004, a SOX implementation bonus of $25,000.

(14)	Mr. Davis’ 2004 bonus included a $50,000 discretionary bonus.

(15)	Ms. Hamilton’s 2003 bonus included a $150,000 signing bonus.

(16)	Includes (i) for 2005, $1,177,885 as compensation for services of Mr. May as Interim President and Chief Executive Officer pursuant to his Executive Services Agreement (see “Employment Arrangements and Related Agreements”), $67,000 as compensation for services as a director on Charter’s board of directors, $15,717 attributed to personal use of the corporate airplane and $99,637 for reimbursement for transportation and living expenses pursuant to Mr. May’s Executive Services Agreement, and (ii) for 2004, compensation for services as a director on Charter’s board of directors.

(17)	Includes (i) for 2005, $1,428 attributed to personal use of the corporate airplane, (ii) for 2004, $28,977 attributed to personal use of the corporate airplane and $10,000 for tax advisory services, and (iii) for 2003, $30,345 attributed to personal use of the corporate airplane and $10,000 for tax advisory services.

(18)	Includes (i) for 2005, $7,698 attributed to personal use of the corporate airplane and $7,200 for automobile allowance, (ii) for 2004, $597 attributed to personal use of the corporate airplane and $7,200 for automobile allowance and (iii) for 2003, $2,400 for automobile allowance.

(19)	Amount attributed to personal use of the corporate airplane.

(20)	Amount attributed to personal use of the corporate airplane.

(21)	Pursuant to his employment agreement, Mr. Smit received 1,250,000 restricted shares in August 2005, which will vest on the first anniversary of the grant date and 1,562,500 restricted shares in August 2005, which will vest over three years in equal one-third installments. See “Employment Arrangements and Related Agreements.” At December 31, 2005, the value of all of Mr. Smit’s unvested restricted stock holdings was $3,431,250, based on a per share market value (closing sale price) of $1.22 for our Class A common stock on December 31, 2005.

(22)	Includes (i) for 2005, 100,000 restricted shares granted in April 2005 under our 2001 Stock Incentive Program for Mr. May’s services as Interim President and Chief Executive Officer that vested upon his termination in that position in August 2005 and 40,650 restricted shares granted in October 2005 under our 2001 Stock Incentive Program for Mr. May’s annual director grant which vest on the first anniversary of the grant date , and (ii) for 2004, 19,685 restricted shares granted in October 2004 under our 2001 Stock Incentive Program for Mr. May’s annual director grant, which vested on the first anniversary of the grant date in October 2005. At December 31, 2005, the value of all of Mr. May’s unvested restricted stock holdings was $49,593, based on a per share market value (closing sale price) of $1.22 for our Class A common stock on December 31, 2005

(23)	Includes 340,000 performance shares granted in January 2004 under our Long-Term Incentive Program that were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria. Also includes 680,000 restricted shares issued in exchange for stock options held by Mr. Vogel pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which were to vest on the third anniversary of the grant date only if Charter met certain performance criteria, and the other half of which were to vest over three years in equal one-third installments. Under the terms of the separation agreement described below in “Employment Arrangements and Related Agreements,” Mr. Vogel’s options and remaining restricted stock vested until December 31, 2005, and all vested options were exercisable until sixty (60) days thereafter. All performance shares were forfeited upon termination of employment. All remaining unvested restricted stock and stock options were cancelled on December 31, 2005. Therefore, at December 31, 2005, the value of all of Mr. Vogel’s unvested restricted stock holdings was $0.

(24)	Includes (i) for 2005, 129,600 performance shares granted in April 2005 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 75,000 restricted shares granted in April 2005 under our 2001 Stock Incentive Plan that will vest on the third anniversary of the grant date, and (ii) for 2004, 88,000 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria. At December 31, 2005, the value of all of Mr. Lovett’s unvested restricted stock holdings (including performance shares) was $356,972, based on a per share market value (closing sale price) of $1.22 for our Class A common stock on December 31, 2005.

(25)	Includes (i) for 2005, $40,500 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and (ii) for 2004, 37,500 performance shares granted in January 2004 under our Long-Term Incentive Program which were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria and

17,214 restricted shares issued in exchange for stock options held by Mr. Martin pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which were to vest over three years in equal one-third installments. At December 31, 2005, the value of all of Mr. Martin’s unvested restricted stock holdings (including performance shares) was $112,661, based on a per share market value (closing sale price) of $1.22 for our Class A common stock on December 31, 2005.

(26)	Includes (i) for 2005, 83,700 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria., and (ii) for 2004, 77,500 performance shares granted in January 2004 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 8,000 restricted shares issued in exchange for stock options held by Mr. Davis pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which will vest over three years in equal one-third installments. At December 31, 2005, the value of all of Mr. Davis’s unvested restricted stock holdings (including performance shares) was $204,797, based on a per share market value (closing sale price) of $1.22 for our Class A common stock on December 31, 2005.

(27)	These restricted shares consist of 83,700 and 47,500 performance shares granted in 2005 and 2004 under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria. At December 31, 2005, the value of all of Ms. Hamilton’s unvested restricted stock holdings (including performance shares) was $160,064 based on a per share market value (closing sale price) of $1.22 for our Class A common stock on December 31, 2005.

(28)	In addition to items in Note 1 above, includes $19,697 attributed to reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.

(29)	In addition to items in Note 1 above, includes accrued vacation at time of termination and severance payments pursuant to Mr. Vogel’s separation agreement (“See Employment Arrangements and Related Agreements”).

(30)	In addition to items in Note 1 above, includes $51,223 attributed to reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.

2005 Option Grants

The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2005. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Company’s Class A common stock on the respective grant dates.

					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options			Annual Rate of
	Underlying	Granted to			Stock Price Appreciation
	Options	Employees	Exercise	Expiration	For Option Term(2)
Name	Granted(#)(1)	In 2005	Price($/Sh)	Date	5%($)	10%($)

Neil Smit	3,333,333	30.83%	$1.18	8/22/2015	$2,465,267	$6,247,470
Robert P. May	—	—	—	—	—	—
Carl E. Vogel	—	—	—	—	—	—
Michael J. Lovett	216,000	2.00%	1.30	4/26/2015	175,914	445,802
Paul E. Martin	83,700	0.77%	1.30	4/26/2015	68,430	173,415
Wayne H. Davis	145,800	1.35%	1.30	4/26/2015	118,742	300,916
Sue Ann R. Hamilton	97,200	0.90%	1.53	3/25/2015	93,221	236,240
	47,800	0.44%	1.27	10/18/2015	38,208	96,826

(1)	Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2)	This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

2004 Aggregated Option Exercises and Option Value

The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2005, (ii) the number of shares of our Class A common stock underlying unexercised options at year-end 2005, and (iii) the value of unexercised “in-the-money” options (i.e., the positive spread between the exercise price of outstanding options and the market value of our Class A common stock) on December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at December 31,		In-the Money Options at
	Acquired on	Value	2005(#)(1)		December 31, 2005($)(2)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Neil Smit	—	—	—	3,333,333	—	$133,333
Robert P. May	—	—	—	—	—	—
Carl E. Vogel(3)	—	—	1,120,000	—	—	—
Michael J. Lovett	—	—	93,000	395,000	—	—
Paul E. Martin(4)	—	—	143,125	193,075	—	—
Wayne H. Davis(5)	—	—	176,250	379,550	—	—
Sue Ann R. Hamilton	—	—	122,500	312,500	—	—

(1)	Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Holdco which are immediately exchanged on a one-for-one basis for shares of Charter’s Class A common stock upon exercise of the option. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of Charter’s Class A common stock.

(2)	Based on a per share market value (closing price) of $1.22 as of December 31, 2005 for our Class A common stock.

(3)	Mr. Vogel’s employment terminated on January 17, 2005. Under the terms of the separation agreement, his options continued to vest until December 31, 2005, and all vested options were exercisable for sixty (60) days thereafter.

(4)	Mr. Martin’s employment terminated on April 3, 2006. Under the terms of his January 9, 2006 retention agreement, his options continue to vest until September 2, 2007, and all vested options are exercisable until sixty (60) days thereafter.

(5)	Mr. Davis’ employment terminated on March 23, 2006. Under the terms of his separation agreement, his options continue to vest until September 30, 2007, and all vested options are exercisable until sixty (60) days thereafter.

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of	Performance or	Estimated Future Payouts of Shares Under
	Shares, Units or	Other Period Until	Non-Stock Price-Based Plans
Name	Other Rights	Maturation or Payout	Threshold	Target	Maximum

Neil Smit			—	—	—
Robert P. May			—	—	—
Carl E. Vogel			—	—	—
Michael J. Lovett	129,600	1 year performance cycle	90,720	129,600	259,200
		3 year vesting
Paul E. Martin	40,500	1 year performance cycle
		3 year vesting	28,350	40,500	81,000
Wayne H. Davis	83,700	1 year performance cycle
		3 year vesting	58,590	83,700	167,400
Sue Ann R. Hamilton	83,700	1 year performance cycle
		3 year vesting	58,590	83,700	167,400

Option/Stock Incentive Plans

The Plans.  We have granted stock options, restricted stock and other incentive compensation under two plans — the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to our current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of the Company’s Class A common stock on a one-for-one basis.

The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock (currently not to exceed 20,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

Together, the plans allow for the issuance of up to a total of 90,000,000 shares of our Class A common stock (or units exchangeable for our Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At December 31, 2005, 1,317,520 shares had been issued under the plans upon exercise of options, 825,725 had been issued upon vesting of restricted stock granted under the plans, and 4,252,570 shares were subject to future vesting under restricted stock agreements. Of the remaining 83,604,185 shares covered by the plans, as of December 31, 2005, 29,126,744 were subject to outstanding options (34% of which were vested), and there were 11,719,032 performance shares granted under Charter’s Long-Term Incentive Program as of December 31, 2005, to vest on the third anniversary of the date of grant conditional upon Charter’s performance against certain financial targets approved by Charter’s board of directors at the time of the award. As of December 31, 2005, 42,758,409 shares remained available for future grants under the plans. As of December 31, 2005, there were 5,341 participants in the plans.

The plans authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.

Long-Term Incentive Program.  In January 2004, the Compensation Committee of our board of directors approved our Long-Term Incentive Program (the “LTIP”) which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of the Company and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the date of grant, conditional upon our performance against financial performance measures established by our management and approved by the board of directors or Compensation Committee as of the time of the award. Charter granted 3.2 million performance shares in 2005 under this program except that the 2005 performance share grants are based on a one-year performance cycle. We recognized expense of $1 million in the first three quarters of 2005. However, in the fourth quarter of 2005, we reversed the entire $1 million of expense based on our assessment of the probability of achieving the financial performance measures established by management and required to be met for the performance shares to vest. In February 2006, Charter’s Compensation Committee approved achievement of the financial performance measures required for the 2005 performance shares to vest at a level of 86.25%. Management believes that approximately 2.5 million of the performance shares are likely to vest. As such, expense of approximately $3 million will be amortized over the remaining two year service period.

The 2001 Stock Incentive Plan must be administered by, and grants and awards to eligible individuals must be approved by, our board of directors or a committee thereof consisting solely of non-employee directors as defined in Section 16b-3 under the Securities Exchange Act of 1934, as amended. The board of directors or such committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The board of directors or such committee also has the power to accelerate the vesting of any grant or extend the term thereof.

Upon a change of control of the Company, the board of directors or the administering committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee’s or grantee’s employment is terminated without “cause” or for “good reason” following a “change in control” (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee’s or grantee’s awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.

February 2004 Option Exchange.  In January 2004, we offered employees of the Company and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, we issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, we instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Non-employee members of the board of directors of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.

In the closing of the exchange offer on February 20, 2004, we accepted for cancellation eligible options to purchase approximately 18,137,664 shares of our Class A common stock. In exchange, we granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

The cost of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.

The participation of the named executive officers in this exchange offer is reflected in the following table:

		Number of
		Securities	Market Price of		New	Length of Original
		Underlying	Stock at Time	Exercise Price at	Exercise	Option Term
		Options	of Exchange	Time of Exchange	Price	Remaining at
Name	Date	Exchanged	($)	($)	($)	Date of Exchange

Carl E. Vogel	2/25/04	3,400,000	4.37	13.68	(1)	7 years 7 months
Former President and Chief Executive Officer
Paul E. Martin	2/25/04	15,000	4.37	23.09	(2)	7 years 0 months
Former Senior Vice		50,000	4.37	11.99		7 years 7 months
President, Principal		40,000	4.37	15.03		6 years 3 months
Accounting Officer
and Corporate Controller
Wayne H. Davis	2/25/04	40,000	4.37	23.09	(3)	7 years 0 months
Former Executive Vice		40,000	4.37	12.27		7 years 11 months
President and Chief Technical Officer

(1)	On February 25, 2004, in exchange for 3,400,000 options tendered, 340,000 performance shares were granted with a three year performance cycle and three year vesting along with 340,000 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the date of grant. On the grant date, the price of the Company’s common stock was $4.37.

(2)	On February 25, 2004, in exchange for 105,000 options tendered, 8,607 performance shares were granted with a three year performance cycle and three year vesting along with 8,607 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of Charter’s common stock was $4.37.

(3)	On February 25, 2004, in exchange for 80,000 options tendered, 4,000 performance shares were granted with a three year performance cycle and three year vesting along with 4,000 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of Charter’s common stock was $4.37.

2005 Executive Cash Award Plan

On June 9, 2005, the Company adopted the 2005 Executive Cash Award Plan to provide additional incentive to, and retain the services of, certain officers of the Company and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of the Company. Eligible participants are employees of the Company or any of its subsidiaries who have been recommended by the CEO and designated and approved as Plan participants by the Compensation Committee of the Company’s board of directors. At the time the Plan was adopted, the interim CEO recommended and the Compensation Committee designated and approved as Plan participants the permanent President and Chief Executive Officer position (when filled), Executive Vice President positions and selected Senior Vice President positions.

The Plan provides that each participant be granted an award which represents an opportunity to receive cash payments in accordance with the Plan. An award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of Plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2007 and 100% of the plan award balance at the end of 2009. Participants will be entitled to receive payment of the vested portion of the award if the participant remains employed by the Company continuously from the date of the participant’s initial participation through the end of the calendar year in which his or her award becomes vested, subject to payment of pro-rated award balances to a participant who terminates due to death or disability or in the event the Company elects to terminate the Plan.

A participant’s eligibility for, and right to receive, any payment under the Plan (except in the case of intervening death) is conditioned upon the participant first executing and delivering to the Company an agreement releasing and giving up all claims that participant may have against the Company and related parties arising out of or based upon any facts or conduct occurring prior to the payment date, and containing additional restrictions on post-employment use of confidential information, non-competition and nonsolicitation and recruitment of customers and employees.

In April 2006, the Plan was revised to accommodate new participants who become eligible for the Plan beginning in April 2006 through December 2006. For those new participants, an award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of eligibility approval or hire in 2006 and 20% of participant’s base salary in each year 2007 through 2010, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2008 and 100% of the Plan award balance at the end of 2010. All other terms and conditions remain the same.

Employment Arrangements and Related Agreements

Charter and Neil Smit entered into an agreement as of August 9, 2005 whereby Mr. Smit will serve as Charter’s President and Chief Executive Officer (the “Employment Agreement”) for a term expiring on December 31, 2008, and Charter may extend the agreement for an additional two years by giving Mr. Smit written notice of its intent to extend not less than six months prior to the expiration of the Employment Agreement (Mr. Smit has the right to reject the extension within a certain time period as set forth in the Employment Agreement). Under the Employment Agreement, Mr. Smit will receive a $1,200,000 base salary per year, through the third anniversary of the Employment Agreement, and thereafter $1,440,000 per year for the remainder of the Employment Agreement. Mr. Smit shall be eligible to receive a performance-based target bonus of 125% of annualized salary, with a maximum bonus of 200% of annualized salary, as determined by the Compensation Committee of Charter’s board of directors. However, for 2005 only, he received a minimum bonus of $1,200,000, provided only that he was employed by Charter on December 31, 2005. Under Charter’s Long-Term Incentive Plan, he received options to purchase 3,333,333 shares of Charter’s Class A common stock, exercisable for 10 years, with annual vesting of one-third of the grant in each of the three years from his employment date; a performance share award for a maximum of 4,123,720 shares of Charter’s Class A common stock, to be earned during a three-year performance cycle starting January 2006; and a restricted stock award of 1,562,500 shares of Charter’s Class A common stock, with annual vesting over three years following his employment date. In addition, Mr. Smit received another restricted stock award for 1,250,000 shares of Charter’s Class A common stock which will vest on the first anniversary of his employment date.

Mr. Smit received full reimbursement for his relocation expenses and will receive employee benefits consistent with those made generally available to other senior executives. In the event that Mr. Smit is terminated by Charter without “cause” or for “good reason termination,” as those terms are defined in the Employment Agreement, he will receive the greater of two times base salary or salary through the remainder to the term of the Employment Agreement; a pro rata bonus for the year of termination; full vesting of options and restricted shares; vesting of performance stock if targets are achieved; and a lump sum payment equal to twelve months of COBRA payments. The Employment Agreement contains non-compete provisions from six months to two years, depending on the type of termination. Charter will gross up federal taxes in the event that Mr. Smit is subject to any additional tax under Section 409A of the Internal Revenue Code.

Charter entered into an agreement with Robert May, effective January 17, 2005, whereby Mr. May served as Charter’s Interim President and Chief Executive Officer (the “May Executive Services Agreement”). Under the May Executive Services Agreement, Mr. May received a $1,250,000 base fee per year. Mr. May continued to receive the compensation and reimbursement of expenses to which he was entitled in his capacity as a member of Charter’s board of directors. The May Executive Services Agreement provided that Charter would provide equity incentives commensurate with his position and responsibilities, as determined by Charter’s board of directors. Accordingly, Mr. May was granted 100,000 shares of restricted stock under Charter’s 2001 Stock Incentive Plan. The 100,000 restricted shares vested on the date on which Mr. May’s interim service as President and Chief Executive Officer terminated, August 22, 2005. Mr. May served as an independent contractor and was not entitled to any vacation or eligible to participate in any employee benefit programs of Charter. Charter reimbursed Mr. May for reasonable transportation costs from Mr. May’s residence in Florida or other locations to Charter’s offices and provided temporary living quarters or reimbursed expenses related thereto. The May Executive Services Agreement was terminated effective December 31, 2005 and upon termination of the Agreement, Mr. May was eligible for a bonus payment. On January 5, 2006, Charter paid him a bonus of $750,000, with the possibility that such bonus would be increased by an additional percentage. In February 2006, Charter’s Compensation Committee approved an additional bonus of approximately $88,900 for Mr. May.

Charter and Michael Lovett entered into an employment agreement, effective as of February 28, 2006 (the “Lovett Agreement”), whereby Mr. Lovett will serve as its Executive Vice President and Chief Operating Officer at a salary of $700,000 per year which is to be reviewed annually, and will perform such duties and responsibilities set forth in the Lovett Agreement. The Lovett Agreement amends, supersedes and replaces Mr. Lovett’s prior employment agreement dated March 31, 2005. The term of the Agreement is three years from the effective date and will be reviewed and considered for extension at 18-month intervals during Mr. Lovett’s employment. Under the Lovett Agreement, Mr. Lovett will be entitled to receive cash bonus payments in an amount per year targeted at 100% of salary in accordance with the senior management plan and to participate in all employee benefit plans that are offered to other senior executives. Mr. Lovett received a grant of 150,000 restricted shares of Charter’s Class A common stock on the effective date of the Lovett Agreement, which will vest in equal installments over a three-year period from employment date; an award of 300,000 restricted shares of Charter’s Class A common stock on the first anniversary of the Lovett Agreement, vesting in equal installments over a three-year period; an award of options to purchase 432,000 shares of Charter’s Class A common stock under terms of Charter’s 2001 Stock Incentive Plan on the effective date of the Lovett Agreement; an award of options to purchase 864,000 shares of Charter’s Class A common stock under the terms of the 2001 Stock Incentive Plan on the first anniversary of the Lovett Agreement; an award of 259,200 performance shares under the 2001 Stock Incentive Plan on the effective date of the Lovett Agreement and will be eligible to earn these shares over a performance cycle from January 2006 to December 2006; and an award of 518,400 performance shares under the 2001 Stock Incentive Plan on the first anniversary of the Lovett Agreement and will be eligible to earn these shares over a three-year performance cycle January 2007-December 2009.

If terminated other than for “cause,” as such term is defined in the Lovett Agreement, prior to March 31, 2007, Mr. Lovett will receive relocation expenses to the city of his choice in the 48 contiguous states in accordance with Charter’s relocation policy. In the event that Mr. Lovett is terminated by Charter without “cause,” for “good reason” or by Mr. Lovett within 60 days following a “change in control,” as those terms are defined in the Lovett Agreement, Mr. Lovett will receive his salary for the remainder of the term of the Lovett Agreement; a pro rata bonus for the year of termination; and the immediate vesting of options, restricted stock and performance shares. The Lovett Agreement also contains a two-year non-solicitation clause.

As of January 20, 2006, Charter entered into an employment agreement with Jeffrey Fisher, Executive Vice President and Chief Executive Officer (the “Fisher Agreement”). The Fisher Agreement provides that Mr. Fisher will serve in an executive capacity as its Executive Vice President at a salary of $500,000, to perform such executive, managerial and administrative duties as are assigned or delegated by the President and/or Chief Executive Officer, including but not limited to serving as Chief Financial Officer. The term of the Fisher Agreement is two years from the effective date. Under the Fisher Agreement, Mr. Fisher received a signing bonus of $100,000 and he shall be eligible to receive a performance-based target bonus of up to 70% of salary and to participate in the Long-Term Incentive Plan and to receive such other employee benefits as are available to other senior executives. Mr. Fisher will participate in the 2005 Executive Cash Award Plan commencing in 2006 and, in addition, Charter will provide the same additional benefit to Mr. Fisher that he would have been entitled to receive under the Plan if he had participated in the Plan at the time of its inception in 2005. He also received a grant of 50,000 restricted shares of Charter’s Class A common stock, which will vest in equal installments over a three-year period from his employment date; an award of options to purchase 1,000,000 shares of Charter’s Class A common stock under terms of the 2001 Stock Incentive Plan on the effective date of the Fisher Agreement; and in the first quarter of 2006, an award of additional options to purchase 145,800 shares of Charter’s Class A common stock under the 2001 Stock Incentive Plan. Those options shall vest in equal installments over a four-year time period from the grant date. In addition, in the first quarter of 2006, he received 83,700 performance shares under the 2001 Stock Incentive Plan and will be eligible to earn these shares over a three-year performance cycle from January 2006 to December 2008.

Mr. Fisher received relocation assistance pursuant to Charter’s executive homeowner relocation plan and the costs for temporary housing. In the event that Mr. Fisher is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the Fisher Agreement, Mr. Fisher will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The Fisher Agreement contains a one-year non-compete provision (or until the end of the term of the Fisher Agreement, if longer) and a two-year non-solicitation clause.

Until his employment terminated on March 23, 2006, Wayne Davis was employed as Executive Vice President and Chief Technical Officer. On April 5, 2006, Charter entered into an agreement with Mr. Davis governing the terms and conditions of his resignation as an officer and employee of the Company, effective March 23, 2006 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Davis will receive the amount of base salary, calculated at an annual rate of $450,000 from March 23, 2006 until September 30, 2007, (the “Separation Term”), which will be paid over the remainder of the Separation Term in equal bi-weekly installments on the Company’s regular pay days for executives. These payments will be made in accordance with section 409A of the Internal Revenue Code. Mr. Davis will be eligible for a prorated amount of incentive compensation for 2006 based on the period from January 1, 2006 and his termination date of March 23, 2006. This amount will be payable no later than April 1, 2007. Mr. Davis received a lump sum payment equal to 18 times the monthly cost, at the time of termination, for paid coverage for health, dental and vision benefits under COBRA. Any stock options and restricted stock previously granted to Mr. Davis will continue to vest during the remainder of the Separation Term. Mr. Davis agreed to abide by the non-disparagement provision in the Separation Agreement and released the Company from any claims arising out of or based upon any facts occurring prior to the date of the Separation Agreement. Mr. Davis has also agreed that he will continue to be bound by the non-competition, non-interference and non-disclosure provisions contained in his September 7, 2005 employment agreement.

On April 5, 2006, Charter entered into a consulting agreement with Mr. Davis governing the terms and conditions for his services as an independent consultant to the Company, effective March 23, 2006 (the “Consulting Agreement”). Mr. Davis will serve as an independent consultant for the Company providing such professional, executive and administrative duties, directives and assignments as may reasonable by assigned to him by the Chief Executive Officer, Chief Operating Officer or their designee, from March 24, 2006 until April 28, 2006 or such later date designated by Charter (the “Consulting Period”). Mr. Davis received $45,000 in return for his services through April 28, 2006, which was paid on the regular Charter pay period for executives following April 28, 2006. If Charter requests Mr. Davis’ services after April 28, 2006, Mr. Davis will be paid at a rate of $1,730 per day for each worked thereafter, which he will receive on the next regular Charter pay period for executives immediately following the last day of service. Mr. Davis’ payments as an independent consultant are separate from the payments he will receive pursuant to his Separation Agreement. During the Consulting Period, Mr. Davis will be reimbursed for reasonable expenses incurred at the Company’s request in connection with his consulting activities, including but not limited to reasonable travel, lodging and entertainment expenses. Since Mr. Davis will not be an employee of the Company, he agrees that he will not be eligible for programs applicable to an employee of the Company, such as incentive, bonus and benefit plans, vacation, sick or paid leave and 401(k). Mr. Davis agrees that the confidentiality and non-disclosure obligations contained in his Separation Agreement and his employment agreement will extend during his Consulting Period.

On September 7, 2005, Charter entered into an employment agreement with Mr. Davis, then Executive Vice President and Chief Technical Officer. The agreement provided that Mr. Davis be employed in an executive capacity to perform such duties as were assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $450,000. The term of this agreement was two years from the date of the agreement. Mr. Davis was eligible to participate in Charter’s Long-Term Incentive Plan, 2001 Stock Incentive Plan and to

receive such employee benefits as are available to other senior executives. In the event that he was terminated by Charter without “cause” or for “good reason,” as those terms are defined in the agreement, he would receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever was greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The agreement contains one-year, non-compete provisions (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and two-year non-solicitation clauses.

Until his resignation in April 2006, Paul Martin was employed as Senior Vice President, Principal Accounting Officer and Corporate Controller. Upon resignation, the termination terms of his retention agreement went into effect. Effective January 9, 2006, Charter entered into a retention agreement with Mr. Martin, in which Mr. Martin agreed to remain as Interim Chief Financial Officer until at least March 31, 2006 or such time as Charter reassigns or terminates his employment, whichever occurs first (the “Termination Date”). On the Termination Date, Charter paid Mr. Martin a special retention bonus in a lump sum of $116,200. This special retention bonus was in addition to any amounts due to Mr. Martin under the 2005 Executive Bonus Plan and to any other severance amounts, set forth below. Mr. Martin will not participate in any executive incentive or bonus plan for 2006 unless otherwise agreed to by the parties. In addition, pursuant to this agreement, Charter would treat (a) any termination of Mr. Martin’s employment by Charter without cause, and other than due to death or disability, as such latter term is defined in his previously-executed employment agreement, after January 1, 2006, and (b) any termination by Mr. Martin of his employment for any reason after April 1, 2006 (including voluntary resignation), as if his employment terminated without cause and Charter would pay as severance to Mr. Martin an amount calculated pursuant to his employment agreement on the basis of his base salary as Controller and without regard to any additional compensation he had been receiving as Interim Chief Financial Officer. He also received three months of outplacement assistance at a level and from a provider selected by Charter in its sole discretion.

On September 2, 2005, Charter entered into an employment agreement with Mr. Martin. The agreement provides that Mr. Martin would be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $240,625. The term of this agreement was two years from the date of the agreement. Mr. Martin was eligible to participate in Charter’s Long-Term Incentive Plan, 2001 Stock Incentive Plan and to receive such employee benefits as available to other senior executives. In the event that he was terminated by Charter without “cause” or for “good reason,” as those terms are defined in the agreement, he would receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever was greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The agreement contained one-year, non-compete provisions (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and two-year non-solicitation clauses.

Effective April 15, 2005, Charter also entered into an agreement governing the terms of the service of Mr. Martin as Interim Chief Financial Officer. Under the terms of the agreement, Mr. Martin received approximately $13,700 each month for his service in the capacity of Interim Chief Financial Officer until a permanent Chief Financial Officer was employed. Under the agreement, Mr. Martin was also be eligible to receive an additional bonus opportunity of up to approximately $13,600 per month served as Interim Chief Financial Officer, payable in accordance with Charter’s 2005 Executive Bonus Plan. The amounts payable to Mr. Martin under the agreement were in addition to all other amounts Mr. Martin received for his services in his capacity as Senior Vice President, Principal Accounting Officer and Corporate Controller. In addition, Mr. Martin received an additional special bonus of $50,000 for his service as Interim co-Chief Financial Officer prior to April 15, 2005. This amount was in addition to the bonus agreed upon in 2004 for his service in that capacity through March 31, 2005.

On October 31, 2005, Charter entered into an employment agreement with Sue Ann Hamilton, Executive Vice President, Programming. The agreement provides that Ms. Hamilton shall be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $371,800. The term of this agreement is two years from the date of the agreement. She shall be eligible to participate in Charter’s incentive bonus plan that applies to senior executives, the 2001 Stock Incentive Plan and to receive such employee benefits as are available to other senior executives. In the event that Ms. Hamilton’s employment is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the employment agreement, Ms. Hamilton will receive her salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and two-year non-solicitation clauses.

On November 14, 2005, Charter executed an employment agreement with Grier Raclin, effective as of October 10, 2005. The agreement provides that Mr. Raclin shall be employed in an executive capacity as Executive Vice President and General Counsel with management responsibility for Charter’s legal affairs, governmental affairs, compliance and regulatory functions and to perform such other legal, executive, managerial and administrative duties as are assigned or delegated by the Chief Executive Officer or the equivalent position, at a salary of $425,000, to be reviewed on an annual basis. The agreement also provides for a one time signing bonus of $200,000, the grant of 50,000 restricted shares of Charter’s Class A common stock, an option to purchase 100,000 shares of Charter’s Class A common stock under the 2001 Stock Incentive Plan, an option to purchase 145,800 shares of Charter’s Class A common stock under the Long-Term Incentive portion of the 2001 Stock Incentive Plan, and 62,775 performance shares under the 2001 Stock Incentive Plan. He shall be eligible to participate in the incentive bonus plan, the 2005 Executive Cash Award Plan and to receive such other employee benefits as are available to other senior executives. The term of this agreement is two years from the effective date of the agreement. In the event that Mr. Raclin’s employment is terminated by Charter without “cause” or by Mr. Raclin for “good reason,” as those terms are defined in the employment agreement, Mr. Raclin will receive (a) if such termination occurs before the first scheduled payout of the executive cash award plan (unless that failure is due to his failure to execute the required related agreement) or at any time within one year after a change of control as defined in the agreement, two (2) times his salary or (b) if such termination occurs at any other time, his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and a two-year non-solicitation clause. Mr. Raclin is entitled to relocation assistance pursuant to Charter’s executive homeowner relocation plan and the costs for temporary housing until he consummates the purchase of a home in the St. Louis area or August 16, 2006, whichever occurs first.

On August 1, 2006, Charter executed an employment agreement with Mr. Fawaz. The agreement provides that Mr. Fawaz will serve in an executive capacity as its Executive Vice President at a salary of $450,000, to perform such executive, managerial and administrative duties as are assigned or delegated by the President and/or Chief Executive Officer, including but not limited to serving as Chief Technology Officer. The term of the employment agreement is two years from the effective date. Under the employment agreement, Mr. Fawaz will receive a signing bonus of $100,000 and he shall be eligible to receive a performance-based target bonus of up to 70% of salary and to participate in the LTIP and to receive such other employee benefits as are available to other senior executives. Mr. Fawaz will participate in the 2005 Executive Cash Award Plan, as amended, commencing in 2006, which will provide the same benefit to Mr. Fawaz that he would have been entitled to receive under the Cash Award Plan if he had participated in the Plan at the time of the inception of the Plan in 2005, only with cash awards made one-year later. He will also receive a grant of 50,000 restricted shares of Charter’s Class A common stock, vesting in equal installments over a three-year period from effective date and an award of options to purchase 300,000 shares of Charter’s Class A common stock under terms of the stock incentive plan on the effective date of the Employment Agreement, which will vest in equal installments over a four-year time period from the grant date. In addition, on the effective date, he will receive 133,741 performance shares under the stock incentive plan and will be eligible to earn these shares over a one-year performance cycle to vest at the end of a three-year vesting period. In the event that Mr. Fawaz’s employment is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the employment agreement, Mr. Fawaz will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) and a two-year non-solicitation clause.

On December 9, 2005, Charter executed an employment agreement with Robert Quigley. The agreement provides that Mr. Quigley shall be employed in an executive capacity to perform such executive, managerial and administrative duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $450,000. He shall be eligible to participate in the incentive bonus plan, the 2001 Stock Incentive Plan and to receive such other employee benefits as are available to other senior executives. The term of this agreement is two years from the effective date of the agreement. In the event that Mr. Quigley’s employment is terminated by Charter without “cause” or by Mr. Quigley for “good reason,” as those terms are defined in the employment agreement, Mr. Quigley will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreements, and two-year non-solicitation clauses. In addition, at the time of his employment, Charter agreed to pay him a signing bonus of $200,000 deferred until January 2006; grant options to purchase 145,800 shares of Charter’s Class A common stock under our 2001 Stock Incentive Plan; 83,700 performance shares under our 2001 Stock Incentive Plan; and 50,000 shares of restricted stock which will vest over a three year period.

Until his resignation in January 2005, Carl Vogel was employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and was eligible to receive an annual bonus of up to $500,000, a portion of which was based on personal performance goals and a portion of which was based on Company performance measured against criteria established by the board of directors of Charter with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Charter’s Class A common stock and 50,000 shares of restricted stock under our 2001 Stock Incentive Plan. In the February 2004 option exchange, Mr. Vogel exchanged his 3,400,000 options for 340,000 shares of restricted stock and 340,000 performance shares. Mr. Vogel’s initial 50,000 restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. The 340,000 shares of restricted stock were to vest over a three-year period, with one-third of the shares vesting on each of the first three anniversaries of the grant date. The 340,000 performance shares were to vest at the end of a three-year period if certain financial criteria were met. Mr. Vogel’s agreement provided that, if Mr. Vogel is terminated without cause or if Mr. Vogel terminated the agreement for good reason, he would be entitled to his aggregate base salary due during the remainder of the term and full prorated benefits and bonus for the year in which termination occurs. Mr. Vogel’s agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel’s agreement entitled him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to our executives, including our LTIP. We agreed to reimburse Mr. Vogel annually for the cost of term life insurance with a death benefit in the amount of $5 million, although he declined this reimbursement in 2003, 2004 and 2005. Mr. Vogel was entitled to reimbursement of fees and dues for his membership in a country club of his choice, which he declined in 2003, 2004 and 2005, and reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provided for a car and associated expenses for Mr. Vogel’s use. Mr. Vogel’s agreement provided for automatic one-year renewals and also provided that we would cause him to be elected to our board of directors without any additional compensation.

In February 2005, Charter entered into an agreement with Mr. Vogel setting forth the terms of his resignation. Under the terms of the agreement, Mr. Vogel received in February 2005 all accrued and unpaid base salary and vacation pay through the date of resignation and a lump sum payment equal to the remainder of his base salary during 2005 (totaling $953,425). In addition, he received a lump sum cash payment of approximately $358,000 in January 2006, which represented the agreed-upon payment of $500,000 reduced to the extent of compensation attributable to certain competitive activities.

Mr. Vogel continued to receive certain health benefits during 2005 and will receive COBRA premiums for such health insurance coverage for 18 months thereafter. All of his outstanding stock options, as well as his restricted stock granted in 2004 (excluding 340,000 shares of restricted stock granted as “performance units”, which were automatically forfeited), continued to vest through December 31, 2005. In addition, one-half of the remaining unvested portion of his 2001 restricted stock grant vested upon the effectiveness of the agreement and the other half was forfeited. Mr. Vogel had 60 days after December 31, 2005 to exercise any outstanding vested stock options. Under the agreement, Mr. Vogel waived any further right to any bonus or incentive plan participation and provided certain releases of claims against Charter and its subsidiaries from any claims arising out of or based upon any facts occurring prior to the date of the agreement, but Charter will continue to provide Mr. Vogel certain indemnification rights and to include Mr. Vogel in its director and officer liability insurance for a period of six years. Charter and its subsidiaries also agreed to provide releases of certain claims against Mr. Vogel with certain exceptions reserved. Mr. Vogel also agreed, with limited exceptions that he will continue to be bound by the covenant not to compete, confidentiality and non-disparagement provisions contained in his 2001 employment agreement.

In addition to the indemnification provisions which apply to all employees under our Bylaws, Mr. Vogel’s agreement provides that we will indemnify and hold him harmless to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by him of his duties. The above agreement also contains confidentiality and non-solicitation provisions.

We have established separation guidelines which generally apply to all employees in situations where management determines that an employee is entitled to severance benefits. Severance benefits are granted solely in management’s discretion and are not an employee entitlement or guaranteed benefit. The guidelines provide that persons employed at the level of Senior Vice President may be eligible to receive between six and fifteen months of severance benefits. Currently, all Executive Vice Presidents have employment agreements with Charter which provide for specific separation arrangements ranging from the payment of twelve to twenty-four months of severance benefits. Separation benefits are contingent upon the signing of a separation agreement containing certain provisions including a release of all claims against us. Severance amounts paid under these guidelines are distinct and separate from any one-time, special or enhanced severance programs that may be approved by us from time to time.

Our senior executives are eligible to receive bonuses according to our 2005 Executive Bonus Plan. Under this plan, our executive officers and certain other management and professional employees are eligible to receive an annual bonus. Each participating employee would receive his or her target bonus if Charter (or such employee’s division) meets specified performance measures for revenues, operating cash flow, un-levered free cash flow and customer satisfaction.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1) any breach of the director’s duty of loyalty to the corporation and its shareholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have reimbursed certain of our current and former directors, officers and employees in connection with their defense in certain legal actions. See “Certain Relationships and Related Transactions — Other Miscellaneous Relationships — Indemnification Advances.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Class A common stock as of June 30, 2006 by:

•	each current director of the Company;

•	the current chief executive officer and individuals named in the Summary Compensation Table;

•	all persons currently serving as directors and officers of the Company, as a group; and

•	each person known by us to own beneficially 5% or more of our outstanding Class A common stock as of June 30, 2006.

With respect to the percentage of voting power set forth in the following table:

•	each holder of Class A common stock is entitled to one vote per share; and

•	each holder of Class B common stock is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.

The 50,000 shares of Class B common stock owned by Mr. Allen represents 100% of the outstanding Class B shares.

			Class A
			Shares
		Unvested	Receivable
	Number of	Restricted	on Exercise		Class B
	Class A	Class A	of Vested		Shares	% of Class A
	Shares	Shares	Options or	Number of	Issuable upon	Shares	% of
	(Voting and	(Voting	Other	Class B	Exchange or	(Voting and	Voting
Name and Address of	Investment	Power	Convertible	Shares	Conversion of	Investment	Power
Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Owned	Units(4)	Power)(4)(5)	(5)(6)

Paul G. Allen(7)	29,165,526	—	10,000	50,000	365,550,939	49.10%	90.00%
Charter Investment, Inc.(8)	—	—	—	—	249,237,766	36.24%	*
Vulcan Cable III Inc.(9)	—	—	—	—	116,313,173	20.96%	*
Neil Smit	1,770,834	1,041,666	1,111,111	—	—	*	*
Robert P. May	119,685	40,650	—	—	—	*	*
W. Lance Conn	19,231	32,072	—	—	—	*	*
Nathaniel A. Davis	43,215	—	—	—	—	*	*
Jonathan L. Dolgen	19,685	40,650	—	—	—	*	*
Rajive Johri	—	18,137	—	—	—	*	*
David C. Merritt	64,768	—	—	—	—	*	*
Marc B. Nathanson	464,768	—	50,000	—	—	*	*
Jo Allen Patton	51,300	14,744	—	—	—	*	*
John H. Tory	69,068	—	40,000	—	—	*	*
Larry W. Wangberg	67,768	—	40,000	—	—	*	*
Michael J. Lovett	24,387	200,000	194,500	—	—	*	*
Sue Ann R. Hamilton	—	—	219,300	—	—	*	*
All current directors, director nominees and executive officers as a group (19 persons)	31,881,426	1,538,902	1,767,086	50,000	365,550,939	49.74%	90.11%
Carl E. Vogel(10)	158,126	—	—	—	—	*	*
Wayne Davis(11)	1,642	1,333	312,700	—	—	*	*
Paul Martin(12)	9,659	2,869	224,675	—	—	*	*
Steelhead Partners(13)	37,621,030	—	—	—	—	8.58%	*
J-K Navigator Fund, L.P.(13)	22,067,209	—	—	—	—	5.03%	*
James Michael Johnston(13)	30,284,630	—	—	—	—	6.91%	*
Brian Katz Klein(13)	30,284,630	—	—	—	—	6.91%	*
FMR Corp.(14)	52,487,788	—	—	—	—	11.97%	1.37%
Fidelity Management & Research Company(14)	14,961,471	—	31,231,402	—	—	9.83%	1.20%
Edward C. Johnson 3d(14)	52,487,788	—	—	—	—	11.97%	1.37%
Kingdon Capital Management, LLC(15)	24,236,312	—	—	—	—	5.53%	*
Wellington Management Company, LLC(16)	21,985,377	—	—	—	—	5.01%	*

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

(2)	Includes unvested shares of restricted stock issued under the 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange for those eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power. Excludes certain performance units granted under the 2001 Stock Incentive Plan with respect to which shares will not be issued until the third anniversary of the grant date and then only if the Company meets certain performance criteria (and which consequently do not provide the holder with any voting rights).

(3)	Includes shares of Class A common stock issuable upon exercise of options that have vested or will vest on or before August 29, 2006 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

(4)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at June 30, 2006 of Class B common stock, Charter Holdco membership units and convertible senior notes of the Company are deemed to be beneficial owners of an equal number of shares of Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. As a result of the settlement of the CC VIII dispute, Mr. Allen received an accreting note exchangeable as of June 30, 2006 for 26,418,908 Charter Holdco units. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

(5)	The calculation of this percentage assumes for each person that:

• 438,474,028 shares of Class A common stock are issued and outstanding as of June 30, 2006;

• 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;

• the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.875% or 4.75% convertible senior notes;

• the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by August 29, 2006; and

• that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such person pursuant to the exercise of options or otherwise.

A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of the Company’s Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

(6)	The calculation of this percentage assumes that Mr. Allen’s equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A common stock).

(7)	The total listed includes:

• 249,237,766 membership units in Charter Holdco held by Charter Investment, Inc.; and

• 116,313,173 membership units in Charter Holdco held by Vulcan Cable III Inc.

The listed total excludes 26,418,908 shares of Class A common stock issuable as of June 30, 2006 upon exchange of units of Charter Holdco, which may be issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the settlement of the CC VIII dispute. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.” The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(8)	Includes 249,237,766 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

(9)	Includes 116,313,173 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10)	Mr. Vogel terminated his employment effective on January 17, 2005. His stock options and restricted stock continued to vest through December 31, 2005, and his options were exercisable for 60 days thereafter.

(11)	Mr. Davis terminated his employment effective March 23, 2006. His stock options and restricted stock shown in this table continue to vest until September 30, 2007, and his options will be exercisable for another 60 days thereafter.

(12)	Mr. Martin terminated his employment effective April 3, 2006. His stock options and restricted stock shown in this table continue to vest until September 2, 2007, and his options will be exercisable for another 60 days thereafter.

(13)	The equity ownership reported in this table is based upon the holder’s Schedule 13F filed with the SEC on April 28, 2006. The business address of the reporting person is 1301 First Avenue, Suite 201, Seattle, WA 98101. Steelhead Partners, LLC acts as general partner of J-K Navigator Fund, L.P., and J. Michael Johnston and Brian K. Klein act as the member-managers of Steelhead Partners, LLC. Accordingly, shares shown as beneficially held by Steelhead Partners, LLC, Mr. Johnston and Mr. Klein include shares beneficially held by J-K Navigator Fund, L.P.

(14)	The equity ownership reported in this table is based on the holder’s Schedule 13G/A filed with the SEC on February 14, 2006. The address of the person is: 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp. and is the beneficial owner of 46,192,873 shares as a result of acting as investment adviser to various investment companies and includes: 31,231,402 shares resulting from the assumed conversion of 5.875% senior notes. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and is a beneficial owner of 3,066,115 shares as a result of acting as investment adviser to various investment companies and includes: 3,066,115 shares resulting from the assumed conversion of 5.875% senior notes. Fidelity International Limited (“FIL”) provides investment advisory and management services to non-U.S. investment companies and certain institutional investors and is a beneficial owner of 3,228,800 shares. FIL is a separate and independent corporate entity from FMR Corp. Edward C. Johnson 3d, Chairman of FMR Corp. and FIL own shares of FIL voting stock with the right to cast approximately 38% of the total votes of FIL voting stock. Edward C. Johnson 3d, chairman of FMR Corp., and FMR Corp. each has sole power to dispose of 52,487,788 shares.

(15)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC on January 25, 2006. The address of the reporting person is: 152 West 57th Street, 50th Floor, New York, NY 10019.

(16)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC on February 14, 2006. The address of the reporting person is: 75 State Street, Boston, MA 02109. Wellington Management Company, LLC, in its capacity as investment adviser, may be deemed to beneficially own 21,985,377 shares of the Company which are held of record by clients of Wellington Management Company, LLC.

Securities Authorized for Issuance under Equity Compensation Plans

The following information is provided as of December 31, 2005 with respect to equity compensation plans:

	Number of securities		Weighted average	Number of securities
	to be issued upon		exercise price of	remaining available
	exercise of		outstanding	for future issuance
	outstanding options,		options, warrants	under equity
Plan Category	warrants and rights		and rights	compensation plans

Equity compensation plans approved by security holders	29,126,744	(1)	$4.47	42,758,409
Equity compensation plans not approved by security holders	289,268	(2)	$3.91	—

TOTAL	29,416,012		$4.46	42,758,409

(1)	This total does not include 4,252,570 shares issued pursuant to restricted stock grants made under our 2001 Stock Incentive Plan, which were subject to vesting based on continued employment or 11,258,256 performance shares issued under our LTIP plan, which are subject to vesting based on continued employment and upon the Company’s achievement of certain performance criteria

(2)	Includes shares of Class A common stock to be issued upon exercise of options granted pursuant to an individual compensation agreement with a consultant.

Performance Graph

The graph below shows the cumulative total return on our Class A common stock for the period from December 31, 2000 through December 31, 2005, in comparison to the cumulative total return on Standard & Poor’s 500 Index and a peer group consisting of the four national cable operators that are most comparable to us in terms of size and nature of operations. The Company’s peer group consists of Cablevision Systems Corporation, Comcast Corporation, Insight Communications, Inc. and Mediacom Communications Corp. The results shown assume that $100 was invested on December 31, 2000 and that all dividends were reinvested. These indices are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of future performance of the Class A common stock.

Comparison of 5 Year Cumulative Total Return*
Among Charter Communications, Inc., the S&P 500 Index
and a Peer Group

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Certain Relationships and Related Transactions

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of the Company have or may have a material interest. The transactions fall generally into three broad categories:

•	Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen’s investment in the Company and Charter Communications Holding Company, LLC (“Holdco”). A large number of the transactions described below arise out of Mr. Allen’s direct and indirect (through Charter Investment, Inc. (“CII”), or the Vulcan entities, each of which Mr. Allen controls) investment in the Company and its subsidiaries, as well as commitments made as consideration for the investments themselves.

•	Transactions with third party providers of products, services and content in which Mr. Allen has or had a material interest. Mr. Allen has had numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has or had an interest.

•	Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal stockholders of the Company and its subsidiaries, other than Mr. Allen, have an interest.

A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of the Company or a committee of the board of directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by our Audit Committee in compliance with the listing requirements applicable to the NASDAQ Global Market listed companies. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.

The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

Transaction	Interested Related Party	Description of Transaction

Intercompany Management Arrangements	Paul G. Allen	Subsidiaries of Charter Communications Holdings, LLC (‘‘Charter Holdings”) paid Charter approximately $84 million, $90 million, $128 million and $33 million for management services rendered in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively.
Mutual Services Agreement	Paul G. Allen	Charter paid Charter Holdco approximately $73 million, $74 million, $89 million and $27 million for services rendered in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively.
Previous Management Agreement	Paul G. Allen	No fees were paid in 2003, 2004 or 2005, although total management fees accrued and payable to CII, exclusive of interest, were approximately $14 million at December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006.
Channel Access Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	At Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage on eight of our digital cable channels as partial consideration for a 1999 capital contribution of approximately $1.3 billion.
Equity Put Rights	Paul G. Allen	Certain sellers of cable systems that we acquired were granted, or previously had the right, as described below, to put to Paul Allen equity in Charter and CC VIII, LLC issued to such sellers in connection with such acquisitions.

Transaction	Interested Related Party	Description of Transaction

Previous Funding Commitment of Vulcan Inc.	Paul G. Allen W. Lance Conn Jo Allen Patton	Pursuant to a commitment letter dated April 14, 2003, Vulcan Inc., which is an affiliate of Paul Allen, agreed to lend, under certain circumstances, or cause an affiliate to lend to Charter Holdings or any of its subsidiaries a total amount of up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment prior to termination.
TechTV Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton Larry W. Wangberg	We recorded approximately $1 million, $5 million, $1 million and $0.3 million from TechTV under the affiliation agreement in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively, related to launch incentives as a reduction of programming expense.
Oxygen Media Corporation Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid Oxygen Media approximately $9 million, $13 million, $9 million and $2 million under a carriage agreement in exchange for programming in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively. We recorded approximately $1 million, $1 million, $0.1 million and $0 in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively, from Oxygen Media related to launch incentives as a reduction of programming expense. We received 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share in March 2005. We recognized approximately $9 million, $13 million, $2 million and $0 as a reduction of programming expense in 2003, 2004 and 2005 and the three months ended March 31, 3006, respectively, in recognition of the guaranteed value of the investment.
Portland Trail Blazers Carriage Agreement	Paul G. Allen	We paid approximately $135,200, $96,100, $116,500 and $57,700 for rights to carry the cable broadcast of certain Trail Blazers basketball games in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively.
Digeo, Inc. Broadband Carriage Agreement	Paul G. Allen Carl E. Vogel Jo Allen Patton W. Lance Conn Michael J. Lovett	We paid Digeo approximately $4 million, $3 million, $3 million and $1 million for customized development of the i- channels and the local content tool kit in 2003, 2004 and 2005 and for the three months ended March 31, 2006, respectively. We entered into a license agreement in 2004 for the Digeo software that runs DVR units purchased from a third party. We paid approximately $0.5 million, $1 million and $1 million in license and maintenance fees in 2004, 2005 and for the three months ended March 31, 2006, respectively. In 2004 we executed a purchase agreement for the purchase of up to 70,000 DVR units and a related software license agreement, both subject to satisfaction of certain conditions. We paid approximately $0, $10 million and $3 million in capital purchases in 2004, 2005 and for the three months ended March 31, 2006, respectively.

Transaction	Interested Related Party	Description of Transaction

Viacom Networks	Jonathan L. Dolgen	We are party to certain affiliation agreements with networks of New Viacom and CBS Corporation, pursuant to which they provide Charter with programming for distribution via our cable systems. For the years ended December 31, 2003, 2004 and 2005, Charter paid Old Viacom approximately $188 million, $194 million and $201 million, respectively, and for the three months ended March 31, 2006, Charter paid New Viacom $31 million and CBS Corporation $23 million for programming. Charter recorded as receivables approximately $5 million, $8 million and $15 million from Old Viacom for launch incentives and marketing support for the years ended December 31, 2003, 2004 and 2005, respectively.
Payment for relative’s services	Carl E. Vogel	Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.
Radio advertising	Marc B. Nathanson	We believe that, through a third party advertising agency, we have paid approximately $67,300, $49,300, $67,600 and $30,700 in 2003, 2004 and 2005 and for the three months ended March 31, 2006, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC.
Enstar Limited Partnership Systems Purchase and Management Services	Charter officers who were appointed by a Charter subsidiary (as general partner) to serve as officers of Enstar limited partnerships	Certain of our subsidiaries purchased certain assets of the Enstar Limited Partnerships for approximately $63 million in 2002. We also earned approximately $469,300, $0, $0 and $0 in 2003, 2004 and 2005 and for the three months ended March 31, 2006, respectively, by providing management services to the Enstar Limited Partnerships.
Indemnification Advances	Directors and current and former officers named in certain legal proceedings	Charter reimbursed certain of its current and former directors and executive officers a total of approximately $8 million, $3 million, $16,200 and $200 for costs incurred in connection with litigation matters in 2003, 2004 and 2005 and for the three months ended March 31, 2006, respectively.

The following sets forth additional information regarding the transactions summarized above.

Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries

As noted above, a number of our related party transactions arise out of Mr. Allen’s investment in Charter and its subsidiaries. Some of these transactions are with CII and Vulcan Ventures (both owned 100% by Mr. Allen), Charter (controlled by Mr. Allen) and Charter Holdco (approximately 55% owned by us and 45% owned by other affiliates of Mr. Allen).

Intercompany Management Arrangements

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to Charter.

The total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees Charter is obligated to pay under the mutual services agreement with CII. Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries and the indentures governing the Charter Holdings public debt. If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, the subsidiaries of Charter Holdings paid approximately $84 million, $90 million, $128 million and $33 million, respectively, in management fees to Charter.

Mutual Services Agreement

Charter, Charter Holdco and CII are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days’ written notice to the other. For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, Charter paid approximately $73 million, $74 million, $89 million and $27 million, respectively, to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter pursuant to a management arrangement with our subsidiaries. See “— Intercompany Management Arrangements.” The accounts and balances related to these services eliminate in consolidation. CII no longer provides services pursuant to this agreement.

Previous Management Agreement with Charter Investment, Inc.

Prior to November 12, 1999, CII provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of CII with interest payable on unpaid amounts. For the years ended December 31, 2003, 2004 and 2005, our subsidiaries did not pay any fees to CII to reduce management fees payable. As of December 31, 2003, 2004 and 2005 and March 31, 2006, total management fees payable by our subsidiaries to CII were approximately $14 million, exclusive of any interest that may be charged and are included in deferred management fees-related party on our consolidated balance sheets.

Vulcan Ventures Channel Access Agreement

Vulcan Ventures, an entity controlled by Mr. Allen, Charter, CII and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by Charter or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

Equity Put Rights

CC VIII.  As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC (“CC VIII”), Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen, indirectly through a company controlled by him, CII, became the holder of the CC VIII interest. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to a 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003).

An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Thereafter, the board of directors of Charter formed a Special Committee (comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.

Mr. Allen disagreed with the Special Committee’s determinations described above and so notified the Special Committee. Mr. Allen contended that the transaction was accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures. The Special Committee and Mr. Allen determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute.

As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release Agreement dated October 31, 2005 (the “Settlement”). Pursuant to the Settlement, CII has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain drag along, tag along and transfer restrictions as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of that other 70% of the CC VIII interests, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity (the “CCHC note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.

As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V, LLC (“CC V”) in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.

The CCHC note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter Class A common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter Class A common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the CCHC note for Charter Holdco Class A Common units at the Exchange Rate.

CCHC has the right to redeem the CCHC note under certain circumstances, for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the CCHC note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.

There are no contractual or other obligations that would prevent the transfer or encumbrance of the CC VIII interest by CCHC.

Rifkin.  On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.

Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A common stock of Charter. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of Charter’s Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

Falcon.  Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A common stock of Charter. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

Helicon.  In 1999 we purchased the Helicon cable systems. As part of that purchase Mr. Allen entered into a put agreement with a certain seller of the Helicon cable systems that received a portion of the purchase price in the form of a preferred membership interest in Charter Helicon LLC with a redemption price of $25 million plus accrued interest. Under the Helicon put agreement, such holder has the right to sell to Mr. Allen any or all of the interest to Mr. Allen prior to its mandatory redemption in cash on July 30, 2009. On August 31, 2005, 40% of the preferred membership interest was put to Mr. Allen. The remaining 60% of the preferred interest in Charter Helicon LLC remained subject to the put to Mr. Allen. Such preferred interest was recorded in other long-term liabilities as of December 31, 2004. On October 6, 2005, Charter Helicon, LLC redeemed all of the preferred membership interest for the redemption price of $25 million plus accrued interest.

Previous Funding Commitment of Vulcan Inc.

Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc., and Mr. Lance Conn is Executive Vice President of Vulcan Inc.

Allocation of Business Opportunities with Mr. Allen

As described under “— Third Party Business Relationships in which Mr. Allen has or had an Interest” in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top terminal; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV; an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter’s initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter’s high-vote Class B common stock have been converted into shares of Charter’s Class A common stock due to Mr. Allen’s equity ownership falling below specified thresholds.

Charter or Charter Holdco or any of their subsidiaries may not pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, unless Mr. Allen consents to Charter or its subsidiaries engaging in the business transaction. In any such case, the restated certificate of incorporation of Charter and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

Under Delaware corporate law, each director of Charter, including Mr. Allen, is generally required to present to Charter, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunity. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter, and they may exploit such opportunities for their own account.

Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under Charter’s restated certificate of incorporation. Certain of the indentures of Charter and its subsidiaries require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of Charter and, where a transaction or series of related transactions is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. Related party transactions are approved by Charter’s Audit Committee in compliance with the listing requirements applicable to The NASDAQ Global Market listed companies. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.

Third Party Business Relationships in Which Mr. Allen has or had an Interest

As previously noted, Mr. Allen has and has had extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

TechTV, Inc.

TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via our cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter Holdco certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, we were entitled to incentive payments for channel launches through December 31, 2003.

In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006 we recognized approximately $1 million, $5 million, $1 million and $0.3 million respectively, of the Vulcan Programming payment as an offset to programming expense.

We believe that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time Vulcan Programming sold TechTV to an unrelated third party in May 2004.

Oxygen Media Corporation

Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby we agreed to carry programming content from Oxygen. Under the carriage agreement, we currently make Oxygen programming available to approximately 5 million of our video customers. In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revised the number of our customers to which Oxygen programming must be carried and for which we must pay, (b) released Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) required Oxygen to make payment on outstanding receivables for launch incentives due to us under the carriage agreement; and (d) requires that Oxygen provide its programming content to us on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than us. The renewal of the carriage agreement (a) extends the period that we will carry Oxygen programming to our customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks. For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, we paid Oxygen approximately $9 million, $13 million, $9 million and $2 million, respectively, for programming content. In addition, Oxygen pays us launch incentives for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. We recorded approximately $1 million, $1 million, $0.1 million and $0 related to these launch incentives as a reduction of programming expense for the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively.

In August 2004, Charter Holdco and Oxygen amended an equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco in place of the $34 million of unregistered shares of Oxygen Media common stock required under the original equity issuance agreement. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.

We recognized the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, we recorded approximately $9 million, $13 million, $2 million and $0, respectively, as a reduction of programming expense. The carrying value of our investment in Oxygen was approximately $19 million, $32 million, $33 million and $33 million as of December 31, 2003, 2004 and 2005 and March 31, 2006, respectively.

As of December 31, 2005, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities. Ms. Jo Allen Patton is a director and the President of Vulcan Programming. Mr. Lance Conn is a Vice President of Vulcan Programming. Mr. Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

Portland Trail Blazers

On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, we paid approximately $135,200, $96,100, $116,500 and $57,700, respectively, in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement and subsequent local cable distribution agreements.

Digeo, Inc.

In March 2001, a subsidiary of CCH II, Charter Communications Ventures, LLC (“Charter Ventures”) and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo, Inc. (“Digeo”), an entity controlled by Paul Allen. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls, to Digeo. DBroadband Holdings, LLC is therefore not included in our consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.

On March 2, 2001, Charter Ventures entered into a broadband carriage agreement with Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo. The carriage agreement provided that Digeo Interactive would provide to Charter a “portal” product, which would function as the television-based Internet portal (the initial point of entry to the Internet) for Charter’s customers who received Internet access from Charter. The agreement term was for 25 years and Charter agreed to use the Digeo portal exclusively for six years. Before the portal product was delivered to Charter, Digeo terminated development of the portal product.

On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, our digital video customers who receive i-channels receive the service at no additional charge.

On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to split certain revenues earned from the service. In 2003, 2004, 2005 and the three months ended March 31, 2006, we paid Digeo Interactive approximately $4 million, $3 million, $3 million and $1 million respectively, for customized development of the i-channels and the local content tool kit. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.

On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends restriction was expanded and eventually eliminated through successive agreement amendments and the date for entering into license agreements for units deployed was extended. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement includes an “MFN clause” pursuant to which Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid approximately $0.5 million, $1 million and $1 million in license and maintenance fees for the years ended December 31, 2004 and 2005 and the three months ended March 31, 2006, respectively.

In April 2004, we launched DVR service (using units containing the Digeo software) in our Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).

In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. We paid approximately $0, $10 million and $3 million in capital purchases under this agreement for the years ended December 31, 2004 and 2005 and the three months ended March 31, 2006, respectively.

In late 2003, Microsoft filed suit against Digeo for $9 million in a breach of contract action, involving an agreement that Digeo and Microsoft had entered into in 2001. Digeo informed Charter that it believed it had an indemnification claim against Charter for half that amount. Digeo settled with Microsoft agreeing to make a cash payment and to purchase certain amounts of Microsoft software products and consulting services through 2008. In consideration of Digeo agreeing to release Charter from its potential claim against Charter, after consultation with outside counsel Charter agreed, in June 2005, to purchase a total of $2.3 million in Microsoft consulting services through 2008, a portion of which amounts Digeo has informed Charter will count against Digeo’s purchase obligations with Microsoft.

In October 2005, Charter Holdco and Digeo Interactive entered into a binding term sheet for the test market deployment of the Moxi Entertainment Applications Pack (“MEAP”). The MEAP is an addition to the Moxi Client Software and will contain ten games (such as Video Poker and Blackjack), a photo application and jukebox application. The term sheet is limited to a test market application of approximately 14,000 subscribers and the aggregate value is not expected to exceed $0.1 million. In the event the test market proves successful, the companies will replace the term sheet with a long form agreement including a planned roll-out across additional markets. The term sheet expires on August 30, 2006.

We believe that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc., on a fullyconverted non-diluted basis. Messrs. Allen and Conn and Ms. Patton are directors of Digeo. Mr. Lovett has been a director of Digeo since December 2005 and Mr. Vogel was a director of Digeo in 2004. During 2004 and 2005, Mr. Vogel held options to purchase 10,000 shares of Digeo common stock.

Other Miscellaneous Relationships

Viacom Networks

Pursuant to certain affiliation agreements with networks of New Viacom, including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central and Viacom Digital Suite, and stations and networks of CBS Corporation including CBS-owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, New Viacom and CBS Corporation provide Charter with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising on these networks, which Charter can sell to local advertisers, and marketing support. For the years ended December 31, 2003, 2004 and 2005, Charter paid Old Viacom approximately $188 million, $194 million and $201 million and, respectively, and for the three months ended March 31, 2006, Charter paid New Viacom $31 million and CBS Corporation $23 for programming. Charter recorded approximately $5 million, $8 million and $15 million as receivables from Old Viacom networks related to launch incentives for certain channels and marketing support, respectively, for the years ended December 31, 2003, 2004 and 2005. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group.

Payments for Relative’s Services

Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.

Radio Advertising

We believe that, through a third party advertising agency, we have paid approximately $67,300, $49,300, $67,600 and $30,700 in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC that owns radio stations in Oregon and California. Mr. Nathanson is the Chairman and owner of Mapleton Investments, LLC.

Enstar Management Fees

Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees.

The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the years ended December 31, 2003, 2004 and 2005 and the three months ended March 31, 2006, Charter Holdco earned approximately $469,300, $0, $0 and $0, respectively, by providing management services to the Enstar limited partnerships. In September 2003 the Enstar limited partnerships completed sales of all their remaining assets, and as a result no further management fees were paid in 2004. In November 2004, the Enstar limited partnerships were dissolved.

All of the executive officers of Charter (with the exception of Mr. Allen), Charter Holdco and Charter Holdings acted as officers of Enstar Communications Corporation.

Indemnification Advances

Pursuant to Charter’s Bylaws (and the employment agreements of certain of our current and former officers), Charter is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys’ fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of Charter. In addition, Charter is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys’ fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, Charter has reimbursed certain of its current and former directors and executive officers a total of approximately $8 million, $3 million, $16,200 and $200 in respect of invoices received in 2003, 2004 and 2005 and the three months ended March 31, 2006, respectively, in connection with their defense of certain legal actions. These amounts were submitted to Charter’s director and officer insurance carrier and have been reimbursed consistent with the terms of the settlement of the legal actions.

Proposal No. 2: Ratification of the Appointment of Independent
Registered Public Accounting Firm
(Item 2 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2006. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s principal accountant in 2005 and 2004 and, subject to ratification by stockholders at the Annual Meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2006. Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2005 and 2004, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements (including four subsidiaries that are also public registrants), for the review of our and our subsidiaries’ interim financial statements and seven offering memoranda and registration statement filings in 2005 and five offering memoranda and registration statement filings in 2004 totaling approximately $6.2 million and $6.2 million, respectively. Included in 2005 and 2004 are fees and related expenses of $1.5 million and $1.9 million, respectively, for the audit of internal control over financial reporting required under Sarbanes-Oxley Section 404.

Audit-Related Fees

We incurred fees to KPMG of approximately $0.01 million and $0.1 million during the year ended December 31, 2005 and 2004, respectively. These services in 2005 were primarily related to certain agreed-upon procedures. These services in 2004 were primarily related to the audit of our 401(k) plan and advisory services associated with our Sarbanes-Oxley Section 404 implementation.

Tax Fees

None.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2005 and 2004. Each year, including 2005, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter filed herewith.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2005 the Audit Committee consisted of Charles M. Lillis, David C. Merritt, and John H. Tory, until Mr. Lillis’ resignation in March 2005. Nathaniel A. Davis, was elected to the Committee in August 2005. Mr. Tory resigned from the Committee in April 2006 and Rajive Johri was elected to succeed him. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written Audit Committee charter adopted by the board of directors in January 2003 and amended in June 2004, April 2005 and February 2006, a copy of which is filed herewith as Exhibit A and which is also available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine. The Audit Committee held eight meetings in 2005.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2005.

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

DAVID C. MERRITT
NATHANIEL A. DAVIS
RAJIVE JOHRI

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with during the 2005 fiscal year.

Stockholder Proposals for 2007 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2007 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than March 27, 2007. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2007 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than May 16, 2007 and no later than June 11, 2007. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date. Typically, the Company holds its meeting in late July.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefor, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the Bylaws is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and amendments to the Bylaws are filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, on Form 8-K filed September 30, 2004, on Form 8-K filed on October 22, 2004 ,on Form 8-K filed December 15, 2004 and on Form 8-K filed on April 21, 2006, and are available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2005 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Charter Communications, Inc. 2005 10-K, without exhibits, at no charge by writing to the Company at Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2005 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2005 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at time by contacting Automatic Data Processing, Inc. (“ADP”), either by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program within 30 days of receipt of you response, following which you will receive an individual copy of our disclosure statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

Exhibit A

Audit Committee Charter
As adopted by the Board of Directors on January 28, 2003
As Amended June 18, 2004 and February 7, 2006

A.	Purpose

The purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to (1) the accounting and financial reporting practices of Charter Communications, Inc. (the “Company”) and its subsidiaries, including the integrity of the Company’s financial statements; (2) administration and financial controls and the Company’s compliance with legal and regulatory requirements; (3) the Company’s registered public accounting firm’s qualifications and independence; and (4) the performance of the Company’s internal audit function and the Company’s registered public accounting firm. The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

B.	Committee Membership

The Board of Directors appoints an Audit Committee of at least three members, consisting entirely of independent directors, and designates one member as chairperson or delegates the authority to designate a chairperson to the Audit Committee. For purposes hereof, the term “independent” shall mean a director who meets the NASDAQ Global Market (“NASDAQ”) Standards of Independence for Directors and Audit Committee Members, as determined by the Board of Directors. In addition, no Audit Committee member may have participated in the preparation of the financial statements of the Company or any of the Company’s current subsidiaries at any time during the past three years.

Each member of the Audit Committee must be financially literate, as determined by the Board of Directors. In addition, at least one member of the Audit Committee must be an “audit committee financial expert,” as determined by the Board of Directors in accordance with SEC rules.

C.	Administrative Matters

The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The majority of the members of the Audit Committee shall constitute a quorum.

The Audit Committee shall meet separately in executive session, at least four times a year, with each of management, the principal internal auditor of the Company, the registered public accounting firm and the general counsel. The Audit Committee may request that any officer or employee of the Company or the Company’s outside counsel or registered public accounting firm, or any other person, attend a meeting of the Audit Committee or meet with any member of, or consultant to, the Audit Committee.

The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

The Audit Committee shall report regularly to the full Board of Directors with respect to its activities.

D.	Committee Authority and Responsibilities

Among its specific duties and responsibilities, the Audit Committee shall:

•	Appointment of Registered Public Accounting Firm. Appoint, retain, compensate, evaluate and terminate when appropriate, the registered public accounting firm (subject, if deemed desirable, to shareholder ratification), which shall report directly to the Audit Committee. The Audit Committee shall also oversee the work of the registered public accounting firm (including resolution of any disagreement between management and the registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•	Periodic Reports and the Disclosure Process. Meet to review and discuss with management, internal audit and the registered public accounting firm: (a) the annual audited and quarterly financial statements of the Company and its reporting subsidiaries; (b) specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (c) the matters required to be discussed pursuant to Statement on Auditing Standards No. 61; (d) significant deficiencies and material weaknesses in the design or operation of internal controls and procedures for financial reporting, any changes made or proposed to such controls and procedures, and any fraud by any person involved therewith; (e) any reports of the registered public accounting firm and disclosures concerning internal controls and procedures for financial reporting and disclosure controls and procedures; and (f) anything else the Committee deemed appropriate. The Audit Committee shall recommend to the Board of Directors whether the financial statements should be included in the Company’s Form 10-K.

•	Review of Accounting Matters. Review and discuss with management and the registered public accounting firm, as applicable: (a) the scope of any audit, the results of the annual audit examination by the registered public accounting firm, and any problems or difficulties the auditor encountered in the course of its audit work and management’s response; (b) any reports of the registered public accounting firm with respect to interim periods; (c) major issues regarding accounting principles, alternative accounting treatments, accounting estimates and financial statement presentations and disclosures; (d) major issues as to the adequacy of the Company’s internal controls and special audit steps adopted in light of material control deficiencies; (e) material written communications between the registered public accounting firm and management; (f) accounting treatment for unusual transactions; (g) the effect of regulatory and accounting initiatives on the financial statements of the Company; (h) earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; and (i) anything else the Committee deemed appropriate.

•	Financial Risk Exposure. Discuss with management the Company’s and its subsidiaries’ material financial risk exposures and the steps management have taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Internal Audit Review. With respect to the Company’s internal auditing and controls, on an annual basis, review (a) the quality and composition of the Company’s internal audit staff and the reporting relationship amongst the internal auditor, financial management and the Audit Committee (b) the risk assessment process, scopes and procedures to determine whether they are adequate to attain the internal audit objectives, as determined by management (c) the internal audit plan developed by the Company and explanations of deviations therefrom and proposed changes thereto; (d) significant fraud or regulatory non-compliance; (e) any difficulties encountered by internal audit in the course of their audits; and (f) anything else the Committee deemed appropriate.

•	Tax Matters. Review tax compliance and issues with internal tax staff and external advisors, as needed.

•	Relationship With Registered Public Accounting Firm. Evaluate the qualifications, performance and consider, at least annually, the independence of the registered public accounting firm and obtain and review a report by the registered public accounting firm describing any relationships between the registered public accounting firm and the Company and any other relationships that may adversely affect the independence of the registered public accounting firm and, based on such review, assess their independence consistent with Independence Standards Board Standard 1. The Audit Committee shall actively engage in a dialogue with the registered public accounting firm with respect to any disclosed relationships or services that may impact their objectivity and independence and take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the registered public accounting firm. The Audit Committee shall also (a) review and evaluate the lead partner of the registered public accounting firm and take into account the opinions of management and the Company’s internal auditors and (b) evaluate the composition of the audit team to confirm that members would comply with rotation requirements imposed by SEC regulations and professional accounting standards.

•	Review of Registered Public Accounting Firm. Obtain and review, at least annually, a report by the registered public accounting firm describing (a) the registered public accounting firm’s internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the registered public accounting firm, and any steps taken to deal with such issues.

•	Approval of Services. Approve in advance all audit and non-audit services to be provided by the registered public accounting firm, and establish policies and procedures for the pre-approval of audit and non-audit services to be provided by the registered public accounting firm.

•	Hiring Regarding Registered Public Accounting Firm. Oversee that hiring of employees and former employees of the registered public accounting firm is in compliance with NASDAQ and SEC rules.

•	Confidential Complaint Procedure. Annually review procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Legal and Regulatory Compliance. Oversee the Company’s compliance systems with respect to legal and regulatory requirements, including reviewing the Company’s codes of conduct and compliance programs.

•	Related Party Transactions. Review and approve all related party transactions in accordance with applicable NASDAQ rules.

•	Annual Assessments. Annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee Charter.

•	Other. Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

VOTE BY INTERNET — www.proxyvote.com
Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Charter Communications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
          ¢ 000000000000

NAME
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
CHARTER COMMUNICATIONS INC - COMMON
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

TO VOTE. MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CHRTR1	KEEP THlS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC
02 0000000000 999999999999

	For	Withhold
Proposal No. 1: Election of One Class A/Class B Director

The undersigned casts their vote(s) for the director, term expiring In 2007, as follows	☐	☐

Robert P. May

	For	Against	Abstain
Proposal No. 2: Ratification of the Appointment of KPMG LLP as the Independent Registered Public Accounting Firm	☐	☐	☐
The undersigned casts their vote(s) for the ratification of appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Charter Communications, Inc.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CLASS A/B DIRECTOR NOMINEE AND A VOTE “FOR” PROPOSAL 2.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
	Yes	No	EDGEWOOD, NY
11717
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

			123,456,789.012
	P35337		16117M107
Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date	95

PROXY FOR CLASS A COMMON STOCK
ANNUAL MEETING OF STOCKHOLDERS
OF CHARTER COMMUNICATIONS, INC
August 29,2006
This Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders
     The person(s) signing this proxy form hereby appoints Neil Smit, Jeffrey T. Fisher and Grier C. Raclin, as proxies, with power of substitution and hereby authorizes them, or any of them, to represent and to vote, as designated herein, all of the shares of stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Charter Communications, Inc. to be held at the Hyatt Regency Bellevue, 900 Bellevue Way NE, Bellevue, Washington on August 29, 2006, at 10:00 a.m. local time, and at any adjournments thereof.
     The shares represented by this proxy will be voted in the manner indicated by the stockholder. In the absence of such indication, such shares will be voted FOR the election of the Class A/B director In Item 1 and FOR Item 2. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments thereof